UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

K-V PHARMACEUTICAL COMPANY
(Name of Registrant as Specified in Charter)

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July 26, 2011

Dear Stockholder:

I am pleased to invite you to the K–V Pharmaceutical Company 2011 Annual Meeting of Stockholders. The meeting will be held on Thursday, September 8, 2011, at 10 a.m., Central Daylight Savings Time, at the Sheraton Westport Chalet Hotel, Zurich Ballroom, 191 Westport Plaza, St. Louis, Missouri 63146.

On or about July 29, 2011, we will mail a Notice of Internet Availability of Proxy Materials to our stockholders as of the close of business on July 25, 2011. The Notice contains instructions on how to access an electronic copy of our proxy materials, including this proxy statement and our Annual Report on Form 10–K for the fiscal year ended March 31, 2011. The Notice also contains instructions on how to request a paper copy of the proxy statement as well as a proxy card.

Whether or not you plan to attend, please vote using the Internet or telephone voting methods as described on the proxy card or print, mark, sign, date and return the accompanying proxy card promptly so that your shares may be represented and voted. If, after providing us your proxy, you desire to revoke your proxy for any reason, you may do so at any time before it is exercised, as explained in the proxy statement.

If you plan to attend, please print and bring the admission ticket attached to your proxy card and photo identification. If your shares are held in the name of a broker or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares) from the broker or nominee confirming your ownership as of the record date.

Sincerely yours,

/s/ Gregory J. Divis, Jr.
Gregory J. Divis, Jr.

President and Chief Executive Officer, K-V Pharmaceutical Company

K–V PHARMACEUTICAL COMPANY

One Corporate Woods Drive

Bridgeton, Missouri 63044

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD SEPTEMBER 8, 2011

Bridgeton, Missouri

July 26, 2011

The 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”) of K–V Pharmaceutical Company (“we,” “our,” “us,” “our Company” or “KV”) will be held on Thursday, September 8, 2011, at 10:00 a.m., Central Daylight Savings Time, at the Sheraton Westport Chalet Hotel, Zurich Ballroom, 191 Westport Plaza, St. Louis, Missouri 63146, for the following purposes:

1.	To elect seven directors, to hold office until the next Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

2.	To approve the K-V Pharmaceutical Company Long-Term Incentive Plan;

3.	To approve, on an advisory basis, a resolution relating to the fiscal 2011 compensation of the named executive officers as disclosed in the proxy statement;

4.	To recommend, by advisory vote, the frequency of future advisory votes on executive compensation;

5.	To ratify the selection of BDO USA, LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2012; and

6.	To transact such other business as may properly come before the 2011 Annual Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on July 25, 2011, are entitled to notice of and to vote at the 2011 Annual Meeting or at any adjournment or postponement thereof. Lists of all holders of Class A Common Stock and all holders of Class B Common Stock entitled to vote at the 2011 Annual Meeting, arranged in alphabetical order and showing the address of and number of shares registered in the name of each stockholder, will be open during ordinary business hours to the examination of any stockholder, for any purpose germane to the 2011 Annual Meeting, for 10 days prior to the date thereof, at our principal office at One Corporate Woods Drive, Bridgeton, Missouri 63044.

By Order of the Board of Directors

Patrick J. Christmas,

Secretary

Whether or not you plan to attend the 2011 Annual Meeting, please vote using the Internet or telephone voting methods as described on the proxy card or print, mark, sign, date and return the proxy card promptly so that your shares may be represented and voted at the 2011 Annual Meeting. For participants of the K-V Pharmaceutical Company’s Retirement Savings Plan, please vote using the Internet or telephone method as described herein or mark, sign and return the enclosed proxy card promptly so that your shares may be represented and voted at the 2011 Annual Meeting.

K-V PHARMACEUTICAL COMPANY

One Corporate Woods Drive

Bridgeton, Missouri 63044

PROXY STATEMENT

ANNUAL MEETING

The Board of Directors (the “Board of Directors”) of K–V Pharmaceutical Company (“we,” “our,” “us,” “our Company” or “KV”) is soliciting proxies for use at the 2011 Annual Meeting of Stockholders to be held on September 8, 2011, or any adjournment or postponement thereof (the “2011 Annual Meeting”). Solicitation will be made primarily by mail.

On or about July 29, 2011, we will mail a Notice of Internet Availability of Proxy Materials to our stockholders as of the close of business on July 25, 2011. The Notice contains instructions on how to access an electronic copy of our proxy materials, including this proxy statement and our Annual Report on Form 10–K for the fiscal year ended March 31, 2011. The Notice also contains instructions on how to request a paper copy of the proxy statement as well as a proxy card.

Whether or not you expect to attend the meeting in person, please specify your choice using the Internet or telephone voting methods as described on the proxy card or print, mark, sign, date and return the proxy card promptly, and the shares represented will be voted in accordance with your wishes.

Unless otherwise noted, when we refer to a specific fiscal year in this proxy statement, we are referring to our fiscal year that ended on March 31 of that year. (For example, fiscal year 2011 refers to the fiscal year ended March 31, 2011.)

Revocation of Proxy

If, after providing us your proxy, you desire to revoke your proxy for any reason, you may do so at any time before it is exercised by (1) notifying the Secretary of our Company in writing, (2) delivering a later dated proxy or (3) voting in person at the 2011 Annual Meeting. If you own your shares through a brokerage, bank or other institutional account, you may only vote your shares at the meeting if you first obtain a proxy from that entity and bring it with you to hand in with your ballot. Additional information regarding how you may revoke your proxy is set forth under the heading “How to Vote” below.

Record Date

Stockholders of record at the close of business on July 25, 2011 (the “Record Date”) will be entitled to a notice of and to vote at the 2011 Annual Meeting.

Actions to be Taken under the Proxy

Unless otherwise directed by the giver of the proxy, the persons named in the enclosed form of proxy, Patrick J. Christmas and Thomas S. McHugh, or the one of them who acts, will vote:

1.	FOR the election of Gregory S. Bentley, Mark A. Dow, Joseph D. Lehrer, David S. Hermelin, Ana I. Stancic, Robert E. Baldini, and David Sidransky, M.D. as the directors of our Company, to hold office until the next Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

2.	FOR the proposal to approve the K-V Pharmaceutical Company Long-Term Incentive Plan;

3.	FOR the proposal to approve the advisory resolution on compensation of executive officers;

4.	“1 YEAR” on the advisory vote on the frequency of future advisory votes on executive compensation;

5.	FOR the ratification of the selection of BDO USA, LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2012; and

6.	In their discretion on the transaction of such other business as may properly come before the 2011 Annual Meeting or any adjournment or postponement thereof.

Each of Gregory S. Bentley, Mark A. Dow, Joseph D. Lehrer, David S. Hermelin, Ana I. Stancic, Robert E. Baldini, and David Sidransky, M.D. presently serve as directors. Should any nominee become unavailable or decline to serve for any reason, we expect that the persons named in the proxy will vote for the election of another person as may be designated by the Board of Directors. The Board of Directors is not aware of any circumstances likely to cause any nominee to be unavailable for election or to decline to serve.

Voting and Solicitation

On the Record Date, there were 48,729,974 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), outstanding and 11,151,285 shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), outstanding, which constitute all of our outstanding voting shares. Each share of Class A Common Stock is entitled to one-twentieth of one vote (for a total of 2,436,499 votes if all outstanding shares of Class A Common Stock are voted), and each share of Class B Common Stock is entitled to one vote on all matters to come before the 2011 Annual Meeting. There are no cumulative voting rights for holders of Class A Common Stock or Class B Common Stock.

The presence, in person or by proxy, of the holders of a majority of the stock issued and outstanding and entitled to vote at the 2011 Annual Meeting is necessary to constitute a quorum at the 2011 Annual Meeting. If, however, such quorum is not present at the 2011 Annual Meeting, the stockholders entitled to vote thereat, present in person or by proxy, will have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Under applicable state law and the provisions of our Certificate of Incorporation, as amended, and By-Laws, as currently in effect: (1) the vote required for the election of a director is a plurality of the votes of the issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, present in person or represented by proxy at the 2011 Annual Meeting cast on the election of directors; (2) the vote required for the approval of the K-V Pharmaceutical Company Long-Term Incentive Plan is the affirmative vote of holders of a majority of the aggregate voting power of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, present in person or represented by proxy at a meeting of stockholders and entitled to vote on the matter; provided, that the number of votes cast on the proposal constitutes more than 50% of the votes entitled to be cast on the proposal; (3) the alternative on frequency of future advisory votes on executive compensation (every one, two or three years) that receives the greatest aggregate number of votes of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, present in person or represented by proxy at a meeting of stockholders and entitled to vote on the matter, will be considered our stockholders’ recommendation on the frequency issue; and (4) the vote required for the approval of the advisory resolution on compensation of executive officers, the ratification of the selection of BDO USA, LLP to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2012 and all other matters that may come before the 2011 Annual Meeting is the affirmative vote of holders of a majority of the aggregate voting power of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, present in person or represented by proxy at a meeting of stockholders and entitled to vote on the matter.

If you hold your shares through a bank, broker or other institution and you do not provide your voting instructions to them at least 10 days before the 2011 Annual Meeting, that firm has the discretion to vote your shares on matters that the New York Stock Exchange (the “NYSE”) has determined are routine. Routine items include the ratification of the selection of the independent registered public accounting firm. The bank, broker or other institution that holds your shares cannot vote your shares on non-routine matters, such as the election of directors, the approval of the K-V Pharmaceutical Company Long-Term Incentive Plan, and the advisory votes on executive compensation and the frequency of votes on executive compensation. A “broker non-vote” occurs on an item when a bank, broker or other institution is not permitted to vote without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the nominee with such instructions.

Based on the above:

•

With respect to the election of directors, because the seven nominees that receive the most votes will be elected, proxies that are marked “WITHHOLD” will have no effect on the election of directors. In addition, shares not represented at the meeting will not affect the election of directors.

•

With respect to all other matters, proxies that are marked “ABSTAIN” will be counted as shares present and entitled to vote and will have the same effect as a vote against any such matter. Shares not represented at the meeting will not affect the outcome as to any such matter. Broker non-votes will not be treated as shares entitled to vote on any such matter and, therefore, will have no effect on the outcome of such votes.

Votes will be counted by a duly appointed inspector of election, whose responsibilities are to ascertain the number of shares outstanding and the voting power of each, determine the number of shares represented at the meeting and the validity of proxies and ballots, count all votes and report the results to us.

This proxy statement is being prepared in connection with the solicitation of proxies by the Board of Directors. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers, or other regular employees of our Company. No additional compensation will be paid to directors, officers or other regular employees for their services. We will bear the entire cost of solicitation of proxies and the preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, and when requested, this proxy statement, the accompanying proxy card, the 2011 Form 10–K and any additional information furnished to stockholders.

Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our Common Stock beneficially owned by others to forward to such beneficial owners. We intend to reimburse persons representing beneficial owners of our Common Stock for their costs of forwarding solicitation materials to the beneficial owners.

How to Vote

Even if you plan to attend the 2011 Annual Meeting, you are encouraged to vote by proxy. You may vote by proxy in one of the following ways:

•	via the Internet at the address listed on the enclosed proxy card;

•	by telephone using the toll-free number listed on the enclosed proxy card and following the recorded instructions; or

•	by returning the enclosed proxy card (signed and dated) in the envelope provided.

If you vote via the Internet or by telephone, your electronic vote authorizes the proxy holders in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not return your proxy card.

You may change your vote at any time before the proxy is exercised. If you voted by mail, you may revoke your proxy at any time before it is exercised by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the 2011 Annual Meeting or by giving written notice of revocation to the Secretary of our Company. If you voted via the Internet or by telephone, you may also change your vote with a timely and valid later Internet or telephone vote, or by voting by ballot at the 2011 Annual Meeting. Attendance at the 2011 Annual Meeting will not have the effect of revoking a proxy, unless you give proper written notice of revocation to the Secretary of our Company before the proxy is exercised or you vote by written ballot at the 2011 Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting to be Held on September 8, 2011:

•	This proxy statement and the 2011 Form 10-K are available at https://materials.proxyvote.com/482740 or www.edocumentview.com/KV-A.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Under regulations of the Securities and Exchange Commission (the “SEC”), persons who have power directly or indirectly to vote or to dispose of our shares of Common Stock, either alone or jointly with others are deemed to be beneficial owners of those shares. The following table sets forth information as of July 25, 2011, the Record Date, with respect to each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock, in addition to those holders listed under “Security Ownership of Management.”

	Amount and Nature of Beneficial Ownership		Percent of Class A(1)	Percent of Class B(1)
Name and Address of Beneficial Owner	Class A Common Stock	Class B Common Stock
Trust fbo Arnold Hermelin(2)(3) (Trustees: Arnold Hermelin and Lawrence Brody) 10 South Broadway, Suite 2000 St. Louis, MO 63102	289,179	2,246,209	—	20%
Trust fbo Marc Hermelin and Trust fbo Minette Hermelin (deceased)(2)(3) (Trustees: David Hermelin and Lawrence Brody) 10 South Broadway, Suite 2000 St. Louis, MO 63102	1,343,187	2,136,555	—	19%
Parkside Financial Bank & Trust fbo Anne S. Kirschner(4) (Trustee: Parkside Financial Bank & Trust) 8112 Maryland Avenue, Suite 101 Clayton, MO 63105	761,526	1,402,145	—	13%
Partner Fund Management, L.P.(5) One Market Street San Francisco, CA 94105	6,266,219	—	13%	—
OrbiMed Advisors LLC(6) 767 Third Avenue, 30th Floor New York, NY 10017	5,109,200	—	10%	—
Visium Asset Management Group(7) 950 Third Avenue New York, NY 10022	4,124,566	—	8%	—
Adage Capital Partners, L.P.(8) 200 Clarendon Street, 52nd Floor Boston, MA 02116	2,950,000	—	6%	—
AmediusTec Ltd.(9) Riga Fereou 2, Limassol Center, Block B, Office 508 3095 Limassol, Cyprus	2,700,301	—	6%	—

(1)	Share calculations based on 48,729,974 shares of Class A Common Stock outstanding and 11,151,285 shares of Class B Common Stock outstanding as of July 25, 2011.
(2)

Reported amounts reflect the information reported on the Schedule 13D filed with the SEC on August 5, 2009, as amended by the Schedule 13D/A filed with the SEC on September 2, 2009, the Schedule 13D/A filed with the SEC on December 15, 2009, the Schedule 13D/A filed with the SEC on June 10, 2010, the Form 4 filed with the SEC by Arnold L. Hermelin on March 8, 2011, and information reported to us by David S. Hermelin. The Schedule 13D, as amended, reported that Marc Hermelin beneficially owned the shares held by the Trust fbo Arnold Hermelin, the Trust fbo Marc Hermelin and the Trust fbo Minette Hermelin (deceased), together with certain other shares due to his service as a trustee under all of the trusts. In connection with the settlement agreement entered into by and among the Company, the Office of Inspector General of the U.S. Department of Health and Human Services, and Marc Hermelin on November 15, 2010, Marc Hermelin agreed to cede voting and investment power with respect to all shares of the Company’s common stock then held by him and resigned as a trustee under all of the trusts. The Schedule 13D reported that the Trust fbo Arnold Hermelin held 1,000,312 shares of Class A Common Stock. David S. Hermelin reported that the Trust fbo Marc Hermelin held 851,688 shares of Class A Common Stock, and the Trust fbo Minette Hermelin (deceased) held 491,499 shares of Class A Common Stock. In a Form 4 filed November 17, 2010, Marc Hermelin reported the divestiture of 917,672 shares of Class A Common Stock as a result of his resignation as a trustee of the Trust fbo Arnold Hermelin. In a Form 4 filed with the SEC by Arnold Hermelin on March 8, 2011, Arnold Hermelin reported sales of 98,400 shares of Class A Common Stock.
(3)	Reported amounts reflect the information reported on the Schedule 13D filed with the SEC on August 5, 2009, as amended by the Schedule 13D/A filed with the SEC on September 2, 2009, the Schedule 13D/A filed with the SEC on December 15, 2009, the Schedule 13D/A filed with the SEC on June 10, 2010, and information reported to us by David S. Hermelin. The Schedule 13D, as amended, reported that Marc Hermelin beneficially owned the shares held by the Trust fbo Arnold Hermelin, the Trust fbo Marc Hermelin and the Trust fbo Minette Hermelin (deceased), together with certain other shares due to his service as a trustee under all of the trusts. In connection with the settlement agreement entered into by and among the Company, the Office of Inspector General of the U.S. Department of Health and Human Services, and Marc Hermelin on November 15, 2010, Marc Hermelin agreed to cede voting and investment power with respect to all shares of the Company’s common stock then held by him and resigned as a trustee under all of the trusts. The Schedule 13D reported that the Trust fbo Arnold Hermelin held 2,246,209 shares of Class B Common Stock. David S. Hermelin reported that the Trust fbo Marc Hermelin held 1,771,293 shares of Class B Common Stock and the Trust fbo Minette Hermelin (deceased) held 365,262 shares of Class B Common Stock. In a Form 4 filed November 17, 2010, Marc Hermelin reported the divestiture of 2,246,209 shares of Class B Common Stock as a result of his resignation as a trustee of the Trust fbo Arnold Hermelin.
(4)	As reflected on the Form 4s filed with the SEC on February 8, 2011 and February 17, 2011 by Parkside Financial Bank & Trust. Parkside Financial Bank & Trust reported beneficial ownership of 761,526 shares of Class A Common Stock and 1,402,145 shares of Class B Common Stock.
(5)	As reflected on the Schedule 13G filed with the SEC on February 25, 2011 by Partner Fund Management, L.P. As more fully described on the Schedule 13G, the shares of Class A Common Stock consist of: (1) 6,266,219 shares over which Partner Fund Management, L.P. reported shared voting and dispositive power; (2) 6,266,219 shares over which Christopher M. James reported shared voting and dispositive power; (3) 6,266,219 shares over which Brian D. Grossman reported shared voting and dispositive power; (4) 3,306,600 shares over which Partner Fund Management GP, LLC, reported shared voting and dispositive power; (5) 2,959,619 shares over which Partner Asset Management, LLC reported shared voting and dispositive power; (6) 2,959,619 shares over which Partner Investment Management, L.P. reported shared voting and dispositive power; (7) 2,959,619 shares over which Partner Investment Management GP, LLC reported shared voting and dispositive power; (8) 3,306,600 shares over which PFM Healthcare Offshore Fund, Ltd. reported shared voting and dispositive power; and (9) 2,601,835 shares over which PFM Healthcare Fund, L.P. reported shared voting and dispositive power. Each of the entities and persons described in this footnote (4) disclaims beneficial ownership in any of the shares of Class A Common Stock described in this footnote (4) except to the extent of their respective pecuniary interests therein.
(6)	As reflected on the Schedule 13G filed with the SEC on April 8, 2011, by OrbiMed Advisors LLC, as amended by the Schedule 13G/A filed with the SEC on May 27, 2011. OrbiMed Advisors LLC reported that the shares of Class A Common Stock consist of shares over which Samuel D. Isaly, OrbiMed Advisors LLC and/or OrbiMed Capital LLC had shared voting and dispositive power. OrbiMed Advisors LLC and OrbiMed Capital LLC reported that they held 920,000 shares on behalf of Stichting Depositary APG Developed Markets Equity Pool, 1,180,200 shares on behalf of Caduceus Capital Master Fund Limited, 899,100 shares on behalf of Caduceus Capital II, L.P., 687,000 shares on behalf of UBS Eucalyptus Fund, L.L.C., 45,500 shares on behalf of PW Eucalyptus Fund, Ltd., 472,000 shares on behalf of Summer Street Life Sciences Hedge Fund Investors, LLC, 872,600 shares on behalf of The Biotech Growth Trust PLC, 9,700 shares on behalf of Knightsbridge Netherlands II, LP, and 23,100 shares on behalf of Knightsbridge Netherlands III, LP.
(7)

As reflected on the Schedule 13G filed with the SEC on February 25, 2011 by Visium Asset Management, L.P. As more fully described on the Schedule 13G, the shares of Class A Common Stock consist of: (1) 1,656,316 shares over which Visium Balanced Master Fund, Ltd. reported shared voting and dispositive power; (2) 2,222,705 shares over which Visium Credit Master Fund, Ltd. reported shared voting and dispositive power; (3) 245,546 shares over which Lumx Visium Credit Fund Limited reported shared voting and dispositive power; (4) 4,124,566 shares over which Visium Asset Management, LP reported sole voting power; (5) 4,124,566 shares over which JG Asset, LLC reported shared voting and dispositive power; and (6) 4,124,566 shares over which Jacob Gottlieb reported sole voting and dispositive power. Visium Asset Management, LP, JG Asset, LLC, and Mr. Gottlieb disclaim beneficial ownership in any of the shares of Class A Common Stock described in this footnote (5) except to the extent of its or his pecuniary interest.
(8)	As reflected on the Schedule 13G filed with the SEC on April 4, 2011 by Adage Capital Partners L.P. As more fully described on the Schedule 13G, the shares of Class A Common Stock consist of: (1) 2,950,000 shares over which Adage Capital Partners, L.P. reported shared voting and dispositive power; (2) 2,950,000 shares over which Adage Capital Partners GP, L.L.C. reported shared voting and dispositive power; (3) 2,950,000 shares over which Adage Capital Advisors, L.L.C. reported shared voting and dispositive power; (4) 2,950,000 shares over which Robert Atchinson reported shared voting and dispositive power; and (5) 2,950,000 shares over which Phillip Gross reported shared voting and dispositive power.
(9)	As reflected on the Schedule 13D filed with the SEC on June 6, 2011, by AmediusTec Ltd. AmediusTec Ltd. Reported sole voting and dispositive power with respect to 2,700,301 shares of Class A Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows, as of the Record Date, the beneficial ownership of (1) each of the executive officers named in the Summary Compensation Table, (2) each present director of our Company and (3) all directors and executive officers as a group of all of our shares of Class A Common Stock and Class B Common Stock. Unless otherwise noted, voting and dispositive power relating to the shares described below is exercised solely by the listed beneficial owner. The individuals named have furnished this information to us.

Name of Beneficial Owner	Amount of Beneficial Ownership- Class A Stock(a)		Percent of Class A(b)	Amount of Beneficial Ownership- Class B Stock(a)		Percent of Class B(b)
Robert E. Baldini	3,500		*	—		—
Gregory S. Bentley	8,510		*	—		—
Mark A. Dow	3,500		*	—		—
Shares beneficially attributed to David S. Hermelin pursuant to a trust:
Lawrence Brody, and David S. Hermelin, Trustees One Metropolitan Square St. Louis, MO 63101	1,343,187	(c)	3%	2,136,555	(c)	19%
David S. Hermelin, individually	32,375		*	52,875		*

Total shares attributable to David S. Hermelin	1,375,562		3%	2,189,430		20%
Joseph D. Lehrer	4,500		*	100		*
David Sidransky, M.D.	3,500		*	—		—
Ana I. Stancic	3,500		*	—		—
Gregory J. Divis, Jr.	68,200		*	—		—
David A. Van Vliet	—		—	—		—
Thomas S. McHugh	23,200		*	—		—
Stephen A. Stamp	—		—	—		—
Mark T. Hartman	—		—	—		—
Patrick J. Christmas	—		—	—		—
All directors and executive officers as a group (12 individuals)	1,493,972	(d)	3%	2,189,530	(d)	20%

*	Less than one percent
(a)	Includes the following shares that were not owned by the persons listed but which could be purchased from us under options exercisable currently or within 60 days after July 25, 2011.

	Shares of Class A Common Stock	Shares of Class B Common Stock
Robert E. Baldini	3,500	—
Gregory S. Bentley	8,500	—
Mark A. Dow	3,500	—
David S. Hermelin	17,000	—
Joseph D. Lehrer	3,500	—
David Sidransky, M.D.	3,500	—
Ana I. Stancic	3,500	—
Gregory J. Divis, Jr.	66,973	—
Thomas McHugh	23,200	—

(b)	In determining the percentages of shares deemed beneficially owned by each director and executive officer listed herein, the exercise of all options held by each person that are currently exercisable or will become exercisable within 60 days after July 25, 2011 is assumed.

(c)	These shares are held in two irrevocable trusts created by another party, the beneficiaries of which are Marc S. Hermelin (as to 851,688 shares of Class A Common Stock and 1,771,293 shares of Class B Common Stock) and Minnette Hermelin (deceased), the mother of Marc S. Hermelin (as to 491,499 shares of Class A Common Stock and 365,262 shares of Class B Common Stock).
(d)	All of such shares are owned, or represented by shares purchasable as set forth in footnote (a). In determining the percentage of shares deemed beneficially owned by all directors and executive officers as a group, the exercise of all options held by each person which currently are exercisable or are exercisable within 60 days after July 25, 2011, is assumed. For such purposes, 48,863,149 shares of Class A Common Stock and 11,151,285 shares of Class B Common Stock are assumed to be outstanding.

In addition to the 48,729,974 shares of Class A Common Stock and 11,151,285 shares of Class B Common Stock outstanding as of the Record Date, 40,000 shares of the 7% Convertible Preferred Stock were issued and outstanding. Each share of 7% Convertible Preferred Stock is convertible into Class A Common Stock at a ratio of 8.4375 shares of Class A Common Stock for each share of 7% Convertible Preferred Stock. Other than as required by law, holders of 7% Convertible Preferred Stock have no voting rights. If all shares of the 7% Convertible Preferred Stock were converted, the aggregate voting power thereof would be equivalent to the voting power of 337,500 shares of Class A Common Stock.

All holders of Class B Common Stock have the right, at any time, to convert their Class B Common Stock into Class A Common Stock on a share-for-share basis. If all shares of Preferred Stock and all shares of Class B Common Stock were converted into Class A Common Stock, 60,218,759 shares of Class A Common Stock would be outstanding, and each person included in the previous table would hold the number of shares of Class A Common Stock equal to the number of shares of Class B Common Stock listed in the table plus the number of shares of Class A Common Stock listed in the table, which includes options exercisable by all directors and executive officers currently or within 60 days of the Record Date. We issued $200 million principal amount of the Convertible Subordinated Notes which mature in 2033 (the “2033 Notes”) that are convertible, under certain circumstances, into shares of our Class A Common Stock at a conversion price of $23.01 per share, subject to possible adjustment. At the current conversion price, the 2033 Notes are convertible into 8,691,880 shares of Class A Common Stock.

In connection with the bridge loan issued by U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C., affiliates of Centerbridge Partners L.P. (collectively, “U.S. Healthcare”) to the Company, which loan was repaid in full in March 2011, the Company issued the warrants to U.S. Healthcare granting them rights to purchase up to 12,587,511 shares of the Company’s Class A Common Stock (the “Initial Warrants”). The Initial Warrants have an exercise price of $1.62 per share, subject to possible standard anti-dilutive adjustment. The Company and U.S. Healthcare amended the financing arrangements on January 6, 2011 and again on March 2, 2011. In connection with the amendments and certain waivers granted by U.S. Healthcare, the Company issued additional warrants (together with the Initial Warrants, the “Warrants”) to U.S. Healthcare to purchase up to 7,450,899 shares of the Company’s Class A Common Stock, at an exercise price of $1.62 per share, and amended and restated the Initial Warrants. We have agreed to register up to 20,038,410 shares of the Company’s Class A Common Stock issuable upon the exercise of the Warrants.

PROPOSAL 1 – ELECTION OF SEVEN DIRECTORS

Information concerning Nominees

Our Certificate of Incorporation, as amended, provides for the election of the entire Board of Directors at each annual meeting. Directors are elected for one-year terms or until their successors are duly elected and qualified. The terms of the current directors expire at the 2011 Annual Meeting upon the election and qualification of their successors.

Our By-Laws, as amended, specify that the number of directors shall be determined by the Board of Directors from time to time. Our By-Laws also provide that an increase in the number of directors to a number which is in excess of eight requires unanimous approval by the Board of Directors. The number of directors constituting the Board of Directors currently is fixed at seven directors and there are currently no vacancies on the Board of Directors.

The Board of Directors has nominated Gregory S. Bentley, Mark A. Dow, Joseph D. Lehrer, David S. Hermelin, Ana I. Stancic, Robert E. Baldini, and David Sidransky, M.D. for a term expiring at the next Annual Meeting of our stockholders or until their respective successors have been duly elected and qualified. All nominees are currently serving as directors. It is the intention of the persons named as proxy holders, unless otherwise directed, to vote for the election of each of these nominees.

The following table lists, for each of the nominees for director, each such person’s principal occupation for at least the past five years, each person’s present position with our Company, the year in which each was first elected as a director (each serving continuously since first elected or appointed), each person’s age (as of the Record Date) and each person’s directorships with other companies whose securities are registered with the SEC.

Name	Age	Service as a Director Since	Occupation, Position with Company; Other Directorships
Robert E. Baldini	80	2010	Robert Baldini has over 50 years of experience as an executive in the pharmaceutical industry. In 1981 he joined Key Pharmaceuticals as Vice President of Marketing and Sales and was subsequently promoted to General Manager and eventually President. In 1995 he joined Kos Pharmaceuticals where he served as the Vice Chairman of the Board and Chief of Marketing and Sales until its acquisition by Abbott Laboratories in 2006. From 2007 to the present, Mr. Baldini has served as Director/Consultant to Arisaph Pharmaceuticals, AccuBreak Pharmaceuticals, Derm Worxs and Espirit Pharmaceutical.

			The Company believes Mr. Baldini is well qualified to serve as a member of the Company’s Board based on his extensive experience as an executive in the pharmaceutical industry and his prior service on pharmaceutical company boards of directors.

Name	Age	Service as a Director Since	Occupation, Position with Company; Other Directorships
Gregory S. Bentley	61	2010	Gregory Bentley has served as our Company’s Senior Vice President, Law from June 2010 until his resignation, which will be effective August 1, 2011. He also served as our Company Secretary from August 2010 through June 2011. From 1999 to 2006, he served as general counsel to aaiPharma Inc., a drug development services and pharmaceuticals company. Between 2006 and early 2009, he was Senior Vice President and General Counsel of the Company.

			The Company believes Mr. Bentley is well qualified to serve as a member of the Company’s Board based on his extensive experience in the pharmaceutical industry, with merger, acquisition and divestiture transactions and with our Company, and his knowledge of legal and healthcare regulatory issues.

Mark A. Dow	61	2010	Mark Dow is a CPA who retired from a 36-year career at PricewaterhouseCoopers, LLP in June 2008 where he served as a Partner and was the leader of its middle market tax practice. Mr. Dow has a B.B.A in Accounting from Eastern Michigan University. He currently serves on two Boards of Directors of non-public companies, Propper International, Inc. and Cepia, LLC, both with annual revenues of several hundred million dollars and growing. Mr. Dow also serves as the President of Dow Accounting Services, Ltd.

			The Company believes Mr. Dow is well qualified to serve as a member of the Company’s Board based on his extensive knowledge and experience with tax and accounting issues, merger and acquisition structuring and tax due diligence.

David S. Hermelin	44	2004	David Hermelin was our Company’s Vice President of Corporate Strategy and Operations Analysis from 2002 to December 2008; Vice President of Corporate Planning and Administration of our Company from 1995 to 2002; Manager of Strategic Planning and Administration of our Company from 1993 to 1995; and Manager of Business Development of our Company from 1990 to 1993.

			The Company believes Mr. D. Hermelin is well qualified to serve as a member of the Company’s Board based on his extensive experience in the pharmaceutical industry and with our Company.

Joseph D. Lehrer	62	2010	Joseph Lehrer, Lead Director, currently serves as Chairman of the Corporate Department for Greensfelder, Hemker & Gale, P.C., a business law firm headquartered in St. Louis, Missouri, and a partner of its previous partnership since 1980. Mr. Lehrer has been a member of the board of directors of Todd Shipyards Corporation since 1992. From 2001 through the present, he also served as an adjunct Professor of Law at Washington University School of Law.

			The Company believes Mr. Lehrer is well qualified to serve as a member of the Company’s Board based on his extensive experience advising clients with respect to merger, acquisition and divestiture transactions, and in regard to venture capital and private financing transactions, including in the pharmaceutical industry and his prior service on boards of directors.

Name	Age	Service as a Director Since	Occupation, Position with Company; Other Directorships
David Sidransky, M.D.	51	2010	Dr. Sidransky currently serves as the Director of the Head and Neck Cancer Research Division at Johns Hopkins University School of Medicine and has held this position since 1992. He also serves as a Professor of Oncology, Otolaryngology – Head and Neck Surgery, Cellular & Molecular Medicine, Urology, and Pathology at Johns Hopkins University and Hospital for more than the past five years. Dr. Sidransky is serving and has served on scientific advisory boards of MedImmune, Roche, Amge and Veridex, LLC (a Johnson & Johnson diagnostic company), among others. Dr. Sidransky founded, and is the Chairman of the Board of Champions Biotechnology, Inc. Dr. Sidransky also serves as Chairman of the Board of Tamir Biotechnology, Inc. and serves as a Director on the Board of Rosetta Genomics. Dr. Sidransky served as Director (2005-2008) of the American Association for Cancer Research from 2005-2008 and as Director, Vice Chairman of Imclone Systems from 2005-2008.

			The Company believes Dr. Sidransky is well qualified to serve as a member of the Company’s Board based on his extensive experience in clinical and medical oncology, his stature as a leading researcher in the field, and his experience with biotechnology companies.

Ana I. Stancic	54	2010	Ms. Stancic has over twenty years of extensive and diversified finance, accounting and operational experience in the healthcare industry. She currently serves as the Senior Vice President, Finance and Chief Financial Officer of Enzon Pharmaceuticals. Between 2010 and 2011, Ms Stancic served as the Senior Vice President and Chief Financial Officer of M2Gen, a wholly owned for-profit subsidiary of the Moffitt Cancer Center. Ms. Stancic was recently named to the Board of Directors of Genta, Inc., a biopharmaceutical company focused on the treatment of cancer. From 2008 to 2009, she served as Chief Financial Officer of Aureon Bioscience, a life science company dedicated to enabling the advancement of predictive and personalized cancer treatment options. From 2007 to 2008, she was Executive Vice President and Chief Financial Officer at Omrix Biopharmaceuticals, Inc., an international publicly traded biopharmaceutical company with marketed products in the biosurgical and passive immunotherapy fields, which was acquired by Johnson and Johnson. From 2004 to 2007, Ms. Stancic was at ImClone Systems, Inc., a publicly traded biotechnology company, where she served in various financial roles, including Senior Vice President of Finance. Prior to joining ImClone, she was Vice President and Controller at Savient Pharmaceuticals, Inc. Ms. Stancic began her career at PricewaterhouseCoopers in the Assurance practice where she had responsibility for international and national companies in the pharmaceutical and services industries. Ms. Stancic is a Certified Public Accountant and holds an M.B.A. degree from Columbia University Graduate School of Business. She also serves as a member of the Board of Directors of Champions Biotechnology.

			The Company believes Ms. Stancic is well qualified to serve as a member of the Company’s Board based on her extensive experience in the medical industry, her knowledge of tax and accounting issues and her prior service on boards of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH OF

THE NOMINEES FOR DIRECTOR NAMED ABOVE.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Determination of Director Independence

Under the rules of the NYSE, a director of our Company only qualifies as “independent” (1) if our Board affirmatively determines that the director has no material relationship with our Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with our Company) and (2) as long as such director otherwise meets the requirements for independence set forth in Section 303A.02 of the NYSE’s Listed Company Manual. Our Board has established guidelines to assist it in determining whether a director has a material relationship with our Company. Under these guidelines, a director is considered to be independent if he or she meets the criteria for independence set forth on Exhibit A of our Corporate Governance Guidelines and as required by the Sarbanes-Oxley Act of 2002, the SEC and the NYSE. A copy of our Corporate Governance Guidelines (including Exhibit A) is available on our Internet website (http://www.kvpharmaceutical.com) and can be obtained free of charge by written request to the attention of the Secretary at One Corporate Woods Drive, Bridgeton, Missouri 63044 or by telephone at (314) 645-6600.

Our Board of Directors has determined that Messrs. Baldini, Dow and Lehrer, Dr. Sidransky and Ms. Stancic are “independent” as determined under our Corporate Governance Guidelines and Section 303A.02 of the NYSE’s Listed Company Manual. The Board of Directors also determined that the following individuals who served on the Board during the fiscal year ended March 31, 2011, but who no longer serve as directors, were “independent” at the time of their respective service as determined under our Corporate Governance Guidelines and Section 303A.02 of the NYSE’s Listed Company Manual: Jean M. Bellin, Kevin S. Carlie, Terry B. Hatfield, Jonathon E. Killmer, John Sampson and Norman D. Schellenger.

Meetings of the Board of Directors

The business and affairs of our Company are overseen by our Board of Directors, which currently consists of seven members.

During fiscal year ended March 31, 2011, the Board of Directors held thirty-four meetings, the Audit Committee held eleven meetings; the Compensation Committee held eight meetings; and the Nominating and Corporate Governance Committee held two meetings. During fiscal year 2011, each director attended no fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during that portion of the 2011 fiscal year during which he or she was a director and (2) the meetings held during the period by all committees of the Board of Directors on which he or she served during that portion of the 2011 fiscal year.

We encourage each director to attend the annual meetings of stockholders. All of our then current directors, with the exception of Marc S. Hermelin who attended via teleconference, were present at our Annual Meeting held June 10, 2010.

Presiding Director for Executive Sessions

Upon the effective date of the previously announced resignation of Gregory S. Bentley, our Board of Directors will not include any management directors. In connection with its regular meetings, the Board of Directors periodically meets in executive session without any members of management present. These executive sessions occur not less than twice per year. The Lead Director, a non-management director, is the presiding director at all such executive sessions. To the extent that a member of management joins the Board of Directors in the future, we will schedule at least two executive sessions of our non-management directors annually in conjunction with the regularly scheduled in-person meetings of the Board of Directors and the presiding director at such meetings will be the Lead Director.

Committees of the Board of Directors; Corporate Governance

The Board of Directors currently has three standing committees, namely the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees is comprised solely of independent directors in accordance with our Corporate Governance Guidelines and the NYSE listing standards. A copy of each committee charter is available through our Internet website (http://www.kvpharmaceutical.com) and can be obtained free of charge by written request to the attention of the Secretary at One Corporate Woods Drive, Bridgeton, Missouri 63044 or by telephone at (314) 645–6600. The Board of Directors establishes additional committees from time-to-time as the need arises. The Board of

Directors has three of these additional committees: a Finance Committee (which was dissolved in June 2011), a Business Development Committee and a Special Committee.

Audit Committee

Structure and Responsibilities. We have a standing Audit Committee of the Board of Directors consisting of Mark A. Dow (Chairman), Joseph D. Lehrer and Ana I. Stancic. During fiscal year 2011, former directors Kevin S. Carlie, Jonathon E. Killmer, Terry B. Hatfield, and John Sampson also served on the Audit Committee. The Board of Directors adopted the Audit Committee’s written charter. The Board of Directors has determined that each member of the Audit Committee meets the standards of independence required by our Corporate Governance Guidelines and the NYSE, as well as the independence requirements for Audit Committee members under Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that each member is financially literate and possesses sufficient accounting or related financial management expertise within the meaning of the listing standards of the NYSE and that each of Messrs. Dow and Lehrer and Ms. Stancic qualifies as an “audit committee financial expert” under the definition set forth in Item 407(d)(5) of Regulation S–K. The Audit Committee annually appoints our independent registered public accounting firm, reviews with the independent registered public accounting firm a plan and scope of the audit and audit fees, meets periodically with representatives of the independent registered public accounting firm, the internal auditors, the Board of Directors and management to monitor the adequacy of reporting, internal controls and compliance with our policies, reviews its annual and interim consolidated financial statements and performs the other functions or duties provided in the Audit Committee Charter.

Compensation Committee

Structure and Responsibilities. The Compensation Committee currently consists of Dr. David Sidransky (Chairman), Ana I. Stancic, Mark A. Dow and Robert E. Baldini. During fiscal year 2011, former directors Jonathon E. Killmer and Norman D. Schellenger also served on the Compensation Committee. The Board of Directors has determined that Dr. Sidransky, Ms. Stancic, and Messrs. Dow and Baldini meet the standards of independence required by our Corporate Governance Guidelines and the NYSE. The Compensation Committee’s responsibilities include: (1) reviewing our compensation policy, (2) reviewing and evaluating the competitiveness of the total compensation of our executive officers, (3) determining and approving the Chief Executive Officer’s compensation based on an evaluation of the Chief Executive Officer’s performance and our performance, and (4) approving and administering our compensation and equity-based incentive plans and authorizing grants or awards under these plans.

Certain of our stockholders approved amendments to our By-Laws in 2009 that require the issuance of any security that confers stockholder voting rights to be approved by the unanimous affirmative vote of the members of our Board of Directors. As a result, issuances of employee stock options, grants of restricted stock, and grants or issuances to employees of other rights to acquire our common stock must be approved unanimously by our Board of Directors. These approvals are in addition to the approval requirements of our Compensation Committee.

The Annual Compensation Process. In determining the appropriate aggregate and individual executive compensation levels for the performance year, the Compensation Committee considers quantitative and qualitative performance results, the overall need to attract, retain and incentivize the executive team, and the total cost of the compensation program to our Company.

The Role of Executive Officers in Determining or Recommending Compensation. The Chief Executive Officer works closely with the Chairman of the Compensation Committee and makes recommendations to the Compensation Committee with respect to the compensation for executive officers, other than the Chief Executive Officer.

The Role of Compensation Consultants in Determining or Recommending Compensation. Pursuant to its charter, the Compensation Committee is authorized to retain compensation consultants, outside counsel and other advisors. During fiscal year 2009, the Compensation Committee retained Frederic W. Cook & Co., Inc. to act as its compensation consultant and continues to periodically consult with Frederic W. Cook & Co. Inc. on an as-needed basis. The primary role of the compensation consultant has been to make recommendations to the Compensation Committee as to the compensation of the Chief Executive Officer, other executive officers and the Board of Directors, including preparing reports regarding compensation levels at comparable companies. The compensation consultant also makes suggestions regarding such matters as the appropriate mix of cash and equity compensation and the structure and features of equity awards, and the terms of new executive employment agreements. Although the Compensation Committee values the advice of its independent consultant, the Compensation Committee may, for various reasons, choose to take a different approach than that recommended by the consultant.

Nominating and Corporate Governance Committee

Structure and Responsibilities. The Nominating and Corporate Governance Committee currently consists of Joseph D. Lehrer (Chairman), Robert E. Baldini and David Sidransky, M.D. During fiscal year 2011, former directors Terry B. Hatfield and Kevin S. Carlie also served on the Nominating and Corporate Governance Committee. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee meets the standards of independence required by our Corporate Governance Guidelines and the NYSE. The Nominating and Corporate Governance Committee is responsible for: (1) establishing standards for the functioning of the Board of Directors and evaluating the overall functioning and performance of the Board of Directors and its committees, (2) identifying and recommending individuals qualified to become directors and selecting, or recommending to the Board of Directors to select, the director nominees for the annual meetings of stockholders, (3) developing and overseeing our Corporate Governance Guidelines, (4) approving certain related party transactions, and (5) other matters of corporate governance.

Director Nomination. The Nominating and Corporate Governance Committee will accept for consideration stockholders’ nominations for directors if made in writing. The nominee’s written consent to the nomination and sufficient background information on the nominee must be included to enable the committee to make proper assessments as to the nominee’s qualifications. Nominations must be addressed to the Secretary of our Company at One Corporate Woods Drive, Bridgeton, Missouri 63044. The Nominating and Corporate Governance Committee may also conduct its own search for potential candidates that may include candidates identified directly by a variety of means as deemed appropriate by the committee. Irrespective of how a candidate may be brought to the Nominating and Corporate Governance Committee’s attention, at the appropriate time, qualified candidates may be asked to conduct one or more personal interviews with appropriate directors. Chosen candidates are extended an invitation to join the Board of Directors and, if the candidate accepts, he or she is formally nominated for election by stockholders.

Corporate Governance Guidelines. The Board of Directors has adopted a set of Corporate Governance Guidelines establishing general principles with respect to, among other things, director qualifications and responsibility. These Corporate Governance Guidelines establish certain criteria, experience and skills requirements for potential candidates. There are no established term limits for service as a director of our Company. In general, it is expected that each director will have the highest personal and professional ethics and integrity and be devoted to representing the interests of our Company and its stockholders. In addition, it is expected that the Board of Directors as a whole will be composed of individuals with diverse experience in business and technology related to the business and strategic direction we may be interested in pursuing. A copy of the Corporate Governance Guidelines is available through our Internet website (http://www.kvpharmaceutical.com) and can be obtained free of charge by written request to the attention of the Secretary at One Corporate Woods Drive, Bridgeton, Missouri 63044 or by telephone at (314) 645–6600.

Standards of Business Ethics Policy

All of our directors, officers, managers and employees are required to comply with our Standards of Business Ethics Policy to ensure that our business is conducted in a legal and ethical manner. Our Standards of Business Ethics Policy covers all areas of professional conduct, including employment policies and practices, conflicts of interest and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. Employees and directors are required to report any suspected violations of our Standards of Business Ethics Policy. Through the Audit Committee, we have procedures in place to receive, retain and treat complaints received regarding accounting, internal accounting control or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. A copy of our Standards of Business Ethics Policy is available through our Internet website (http://www.kvpharmaceutical.com) and can be obtained free of charge by written request to the attention of the Secretary at the address appearing on the first page of this proxy statement or by telephone at (314) 645–6600.

We also have established a Senior Executives Code of Ethics as a supplement to the Standards of Business Ethics Policy. The Senior Executives Code of Ethics applies to the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and any other officer serving in a finance, accounting, treasury, tax or investor relations role. The Senior Executives Code of Ethics requires each such officer to provide accurate and timely information related to our public disclosure requirements. A copy of our Senior Executives Code of Ethics is available through our Internet website (http://www.kvpharmaceutical.com) and can be obtained free of charge by written request to the attention of the Secretary at One Corporate Woods Drive, Bridgeton, Missouri 63044 or by telephone at (314) 645–6600.

Compensation of Directors

Director Compensation is designed to attract individuals who have the required background, experience and functional expertise to provide strategic direction and oversight to us. Only those directors who are not also employees of our Company receive cash compensation for their service as directors. With respect to such non-employee directors, the Compensation Committee of the Board of Directors recommends the appropriate levels of compensation to the Board of Directors, and the full Board of Directors approves the actual compensation to be paid to the non-employee directors. All directors receive the stock option component of director compensation described below.

Basic Retainer—The cash component of the director compensation program was designed to compensate the non-employee directors for their service on the Board. The Board of Directors sets the level of cash compensation for service as a director from time to time. On September 13, 2010, the Board of Directors adopted and approved a compensation plan for directors for the fiscal year ended March 31, 2011 (the “2011 Plan”). The 2011 Plan will be reviewed annually thereafter. The 2011 Plan is described more fully below.

Stock Options—The stock option component of the director compensation program was designed to align the interest of the directors with those of our stockholders. As such, upon appointment as a director, each director is granted options to acquire 7,500 shares of Class A Common Stock. Subsequent grants for directors who are not members of the Compensation Committee are determined periodically by the Board of Directors, based on the recommendation of the Compensation Committee. Subsequent grants for members of the Compensation Committee are determined periodically by the Board of Directors. Such options are granted as non-qualified options under the K-V Pharmaceutical Company 2001 Incentive Stock Option Plan and generally vest ratably over five years.

Expense Reimbursement—We also pay for the reasonable out-of-pocket expenses incurred by the directors for attendance at Board and committee meetings.

Director Compensation During the Fiscal Year Ended March 31, 2011

Annual Cash Retainers—The 2011 Plan provides that every non-employee director receives an annual cash retainer in the amount of $175,000. The 2011 Plan also includes additional annual cash retainers in the following amounts:

•	For the non-executive Chairman of the Board of Directors, if one is elected, $125,000;

•	For the Lead Director, if one is elected, $75,000;

•	For each member of the Audit Committee, $5,000, with an additional $15,000 for the Chairman of the Audit Committee;

•	For each of the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee, $5,000;

•

For each member of the Finance Committee, $5,000, with an additional $15,000 for the Chairman of the Finance Committee. Additionally, each member of the Finance Committee received additional compensation based on the number of meetings attended and time spent on financing matters for the Company;

•

For each member of the Business Development Committee, $5,000, with an additional $15,000 for the Chairman of the Business Development Committee. Additionally, each member of the Business Development Committee receives additional compensation based on the number of meetings attended and time spent on business development matters for the Company; and

•

For each member of the Special Committee, $5,000, with an additional $15,000 for the Chairman of the Special Committee. Additionally, each member of the Special Committee receives additional compensation based on the number of meetings attended and time spent on matters for the committee.

Annual cash retainers were payable in advance in equal quarterly installments on the first business day of each calendar quarter up until the quarter ended September 30, 2010. Effective with the quarter ended December 31, 2010, annual retainers are paid in arrears in equal quarterly installments. If, during any quarter, a director resigns, including due to incapacity or death, is removed without cause, or is not re-elected, any previously paid quarterly installment is deemed fully earned. If a director attends fewer than 75% of meetings during the calendar year, the 2011 Plan provides that such director’s annual cash retainer will be reduced on a pro-rata basis and that excess amounts already received are required to be repaid to the Company.

Per-Meeting Cash Fees— Beginning with the 13th meeting of the Board of Directors in each calendar year, each non-employee director will receive a cash fee in the amount of $2,000 for every meeting of the Board of Directors lasting more than two hours and $1,000 for every meeting of the Board of Directors lasting two hours or less. Beginning with the 13th meeting of each committee in each calendar year (other than the Special Committee), each non-employee director will receive a cash fee in the amount of $1,500 for every meeting of such committee lasting more than two hours and $750 for every meeting of such committee lasting two hours or less.

Director Compensation Paid During Fiscal Year 2011

The following table sets forth the compensation paid to our directors for the fiscal year ended March 31, 2011:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Total ($)
Robert Baldini(2)	78,660	—	20,674	99,334
Gregory S. Bentley(3)	—	—	53,607	53,607
Mark A. Dow(4)	115,724	—	20,167	135,891
David S. Hermelin(5)	425,639	—	13,376	439,015
Joseph D. Lehrer(4)(6)	360,681	—	20,167	380,848
David Sidransky(7)	101,384	—	19,614	120,998
Ana I. Stancic(8)	106,527	—	20,349	126,876
Jean M. Bellin(9)	41,000	—	—	41,000
Kevin S. Carlie(9)	53,390	—	—	53,390
Terry B. Hatfield(10)	80,593	—	—	80,593
Marc S. Hermelin(11)	99,997	—	—	99,997
Jonathon E. Killmer(9)	73,686	—	—	73,686
Norman D. Schellenger(9)	42,884	—	—	42,884
John Sampson(12)	83,382	—	—	83,382

(1)	Represents the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. Fair value is based on the Black-Scholes option pricing model using the fair value of the underlying shares at the measurement date. For additional discussion of the valuation assumptions used in determining stock-based compensation and the grant date fair value for stock options, see “Executive Compensation—Compensation Discussion and Analysis—Direct Compensation—Stock Option Grants” and Note 18—“Stock-Based Compensation” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K.
(2)	Mr. Baldini was appointed to the Board on July 29, 2010. The annual retainer paid to Mr. Baldini was prorated based on his date of appointment to the Board.
(3)

Mr. Bentley was elected to the Board on June 10, 2010, and also served as our Senior Vice President, Law from which he has resigned effective August 1, 2011. As an executive officer of our Company during fiscal year 2011, Mr. Bentley did not receive additional cash compensation for his service as a director although he did receive an initial option award upon his appointment to the Board and the option award granted to our directors on September 7, 2010. Mr. Bentley also received an option award for his service as an executive officer. Mr. Bentley’s compensation for his service as an executive officer and director of the Company is set forth in the Summary Compensation Table below.
(4)	Messrs. Dow and Lehrer were elected to the Board on June 10, 2010. The annual retainers paid to each of Messrs. Dow and Lehrer were prorated based on their dates of election to the Board.
(5)	As Chairman of the Finance Committee, Mr. D. Hermelin participated in over one hundred Finance Committee meetings and other meetings related to the Company’s financing.
(6)	Amount reflects extensive involvement in meetings and activities of the Finance Committee beginning in June 2010 related to the Company’s financing considerations as well as compensation related to service as the Company’s lead director.
(7)	Dr. Sidransky was appointed to the Board on July 7, 2010. The annual retainer paid to Dr. Sidransky was prorated based on his date of appointment to the Board.
(8)	Ms. Stancic was appointed to the Board on June 17, 2010. The annual retainer paid to Ms. Stancic was prorated based on her date of appointment to the Board.
(9)	Messrs. Bellin, Carlie, Killmer and Schellenger served as members of the Board until June 10, 2010, when they were not re-elected to the Board at the Annual Meeting of Stockholders for the fiscal year ended March 31, 2009. The annual retainers paid to each of Messrs. Bellin, Carlie, Killmer and Schellenger were prorated through June 10, 2010.
(10)	Mr. Hatfield served as a member of the Board until June 17, 2010, when his resignation from the Board became effective. The annual retainer paid to Mr. Hatfield was prorated through June 17, 2010.
(11)	Mr. M. Hermelin served as a member of the Board until November 10, 2010, when he resigned from the Board. The annual retainer paid to Mr. M. Hermelin was prorated through November 10, 2010.
(12)	Mr. Sampson served as a member of the Board until July 7, 2010, when his resignation from the Board became effective. The annual retainer paid to Mr. Sampson was prorated through July 7, 2010.

One-Time Stock Option Grant—On September 7, 2010, the Board of Directors granted each director an option to purchase 10,000 shares of our Class A Common Stock pursuant to the K-V Pharmaceutical Company 2001 Incentive Stock Option Plan at an exercise price equal to the closing price of the Class A Common Stock on the NYSE on that date. The non-incentive stock options, which have a 10 year life, vest in 20% increments on September 7, 2011, September 7, 2012, September 7, 2013, September 7, 2014 and September 7, 2015 and are exercisable upon vesting. In the event a director ceases to be a director within 12 months of a change of control, the options are exercisable immediately.

As of March 31, 2011, the directors held the following outstanding unexercised options:

	Number of Securities Underlying Options (#)			Option Exercise Price ($)	Option Expiration Date	Option Grant Date Fair Value ($)(1)
Name	Class A Common Stock		Class B Common Stock
Robert Baldini(2)	7,500		—	1.18	08/05/2020	7,298
	10,000		—	1.62	09/07/2020	13,376
Gregory S. Bentley(3)	7,500		—	1.11	06/10/2020	6,791
	10,000		—	1.62	09/07/2020	13,376
	25,000	(4)	—	1.62	09/07/2020	33,440
Mark A. Dow(3)	7,500		—	1.11	06/10/2020	6,791
	10,000		—	1.62	09/07/2020	13,376
David S. Hermelin (7)	15,000		—	2.95	01/13/2019	24,964
	10,000		—	1.62	09/07/2020	13,376
Joseph D. Lehrer(3)	7,500		—	1.11	06/10/2020	6,791
	10,000		—	1.62	09/07/2020	13,376
David Sidransky(5)	7,500		—	1.02	06/24/2020	6,238
	10,000		—	1.62	09/07/2020	13,376
Ana I. Stancic(6)	7,500		—	1.14	06/17/2020	6,973

	Number of Securities Underlying Options (#)		Option Exercise Price ($)	Option Expiration Date	Option Grant Date Fair Value ($)(1)
Name	Class A Common Stock	Class B Common Stock
	10,000	—	1.62	09/07/2020	13,376
Jean M. Bellin(7)	15,000	—	2.95	01/13/2019	24,964
Kevin S. Carlie(7)	15,000	—	2.95	01/13/2019	24,964
Terry B. Hatfield(7)	15,000	—	2.95	01/13/2019	24,964
Marc S. Hermelin(7)	15,000	—	2.95	01/13/2019	24,964
Jonathon E. Killmer (7)	15,000	—	2.95	01/13/2019	24,964
Norman D. Schellenger (7)	15,000	—	2.95	01/13/2019	24,964
John Sampson(8)	—	—	—	—	—

(1)	Represents the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. Fair value is based on the Black-Scholes option pricing model using the fair value of the underlying shares at the measurement date. For additional discussion of the valuation assumptions used in determining stock-based compensation and the grant date fair value for stock options, see “Executive Compensation—Compensation Discussion and Analysis—Direct Compensation—Stock Option Grants” and Note 18—“Stock-Based Compensation” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K.
(2)	Mr. Baldini, appointed to our Board on July 29, 2010, received an initial stock option grant on August 5, 2010 at an exercise price of $1.18, the closing stock price of our Class A Common Stock on the date of grant.
(3)	Messrs. Bentley, Dow and Lehrer, elected to our Board on June 10, 2010, each received an initial stock option grant on June 10, 2010 at an exercise price of $1.11, the closing stock price of our Class A Common Stock on the date of grant.
(4)	In addition to stock options granted in connection with his service as a director, Mr. Bentley received a stock option grant to purchase up to 25,000 shares of our Class A Common Stock in connection with his service as an executive officer of the Company on September 7, 2010 at an exercise price of $1.62, the closing stock price of our Class A Common Stock on the date of grant.
(5)	Dr. Sidransky, appointed to our Board on June 24, 2010 and received an initial stock option grant on that date at an exercise price of $1.02, the closing stock price of our Class A Common Stock on the date of grant.
(6)	Ms. Stancic, appointed to our Board on June 17, 2010, received an initial stock option grant on June 17, 2010 at an exercise price of $1.14, the closing stock price of our Class A Common Stock on the date of grant.
(7)	The award agreements governing the January 13, 2009 option grants provide for quarterly vesting in 25% increments over a one year period. Upon the director’s termination of service as a member of our Board, the director has a three year period beginning from the date of termination to exercise vested awards.
(8)	Mr. Sampson was appointed to our Board on February 21, 2010. On June 10, 2010, Mr. Sampson was granted options at an exercise price of $1.11, the closing price of our Class A Common Stock on the date of grant. The options were forfeited on June 24, 2010, which is the date Mr. Sampson’s resignation became effective.

Agreement with Mr. Bentley—On June 10, 2010, Mr. Bentley was appointed to serve as a member of our Board of Directors. Additionally, on that date, Mr. Bentley agreed to serve as our Senior Vice President, Law during the Company’s search for a new permanent General Counsel. Under a letter dated October 26, 2010, if Mr. Bentley ceases to serve as a director prior to December 31, 2013, other than by his resignation or declining re-nomination or re-election, he will also continue to provide legal services to the Company for the 12-month period following his termination of service as a director at the minimum annual rate of $352,800. Mr. Bentley has resigned as our Senior Vice President, Law effective August 1, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file periodic reports of ownership and changes in such ownership with the SEC. Such individuals are required by the rules and regulations of the SEC to furnish us with copies of all such forms they file. Based solely on a review of the copies of all forms furnished to us or written representations that no reports were required to be filed, we believe that such persons complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2011 (which ended on March 31, 2011).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Prior to June 10, 2010, Jonathon E. Killmer served as the Chairman of the Compensation Committee and Norman D. Schellenger served as a member. Currently, Dr. David Sidransky serves as the Chairman of the Compensation Committee and Ana I. Stancic, Mark A. Dow and Robert E. Baldini serve as members of the Compensation Committee. None had ever served as an officer or employee of our Company or had any interlocking or insider relationship with our Company requiring disclosure under applicable rules and regulations of the SEC.

TRANSACTIONS WITH RELATED PERSONS

David S. Hermelin, one of our directors, the beneficial owner of more than 5% of the outstanding shares of our Class B Common Stock and our former Vice President, Corporate Strategy and Operations Analysis until December 5, 2008, and his father Marc S. Hermelin, a director until his resignation on November 10, 2010 and our former Chairman and Chief Executive Officer, are partners in a partnership that leases certain real property to us. Lease payments made by us to the partnership for this property during the fiscal year ended March 31, 2011 were $322,548. Mr. D. Hermelin and Mr. M. Hermelin also received fees for serving as directors on the Board during fiscal year ended March 31, 2011 as set forth above under “Executive Compensation—Compensation of Directors—Director Compensation Paid During Fiscal Year 2011.” Mr. D. Hermelin’s employment agreement and employment with us were terminated on December 5, 2008.

On March 22, 2011, Mr. M. Hermelin made a demand on the Company for indemnification with respect to $1.9 million in fines paid by Mr. M. Hermelin in connection with a guilty plea during March 2011 with respect to two federal misdemeanor counts pertaining to being a responsible corporate officer of the Company at the time that there was a misbranding of two morphine sulfate tablets containing more of the active ingredient than stated on the label, in addition to certain attorneys’ fees and expenses. In addition, the Company had previously advanced approximately $4.6 million to Mr. M. Hermelin for legal fees covering various matters including investigations by the U.S. Food and Drug Administration and the Securities and Exchange Commission, the plea agreement with the Office of the United States Attorney for the Eastern District of Missouri and the Office of Consumer Litigation of the United States Department of Justice, the Audit Committee investigation, the exclusion by Office of Inspector General of the U.S. Department of Health and Human Services and various class action lawsuits, under the terms of an indemnification agreement between Mr. M. Hermelin and the Company that was established when he served as Chairman of the Board and Chief Executive Officer of the Company. The Company has also received but not paid approximately $800,000 of invoices for additional legal fees generally covering the same or related matters and that are outstanding since September 2010 through June 2011 for which Mr. M. Hermelin is demanding indemnification. Under the Company’s standard Indemnification Agreement entered into with each director, as a condition for the advancement of expenses, each director is required to sign an undertaking to reimburse the Company for the advanced expenses in the event that it is found that the director is not entitled to indemnification. Mr. M. Hermelin’s demand and the amounts previously advanced and unpaid are under review by a temporary Special Committee appointed by the Board of Directors of the Company.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to the related party transaction guidelines adopted by the Board, the Nominating and Corporate Governance Committee is responsible for reviewing, approving and ratifying all related party transactions. A related party transaction is any transaction in which we are a party, and in which an executive officer, director, nominee for director, a stockholder owning 5% or more of our securities or any of such person’s immediate family members, is a party or is known by us to have a direct or indirect material benefit. In cases where a member of the Nominating and Corporate Governance Committee is a party to the related party transaction, such member shall not participate in approving the transaction. Compensation paid to related parties or their immediate family members need not be approved if (1) the total compensation amount is less than $120,000 per year or (2) the compensation has otherwise been approved by the Compensation Committee or the Board.

In determining whether a related party transaction is in, or not opposed to, our best interest, the Nominating and Corporate Governance Committee may consider any factors deemed relevant or appropriate, including (but not be limited to):

•	whether there are any actual or apparent conflicts of interest;

•	the nature, size or degree of those conflicts;

•	whether such conflicts may be mitigated;

•	the potential benefits and detriments to us of such related party transaction;

•	whether the nature or terms of the related party transaction are unusual; and

•	whether steps have been taken to ensure fairness to us.

In making its decision, the Nominating and Corporate Governance Committee may consider our compliance officer’s written recommendation as to issues raised under our Standards of Business Ethics Policy. In addition, the Nominating and Corporate Governance Committee may seek such additional information as it deems necessary, including, without limitation, any other legal or expert advice considered appropriate. All transactions described above were approved under our related party transaction guidelines.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis describes our compensation philosophy, objectives and policies for the fiscal year ended March 31, 2011 as applicable to the six current and former executive officers that constitute the “named executive officers:”

•	Gregory J. Divis, Jr., President and Chief Executive Officer;

•	David A. Van Vliet, former Interim President and Interim Chief Executive Officer, who served in such capacities until July 14, 2010;

•	Thomas S. McHugh, Chief Financial Officer and Treasurer;

•	Stephen A. Stamp, former Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, who served in such capacities until June 14, 2010;

•	Gregory S. Bentley, Senior Vice President, Law and former Secretary; and

•	Mark T. Hartman, President, Generics Division.

The Compensation Discussion and Analysis summarizes the structure and rationale for each element of the named executive officers’ compensation. Compensation for each of our named executive officers was determined as described in more detail under the caption “—Determining Individual Compensation Levels.” The basic components of each named executive officer’s compensation include: base salary, annual cash incentives, stock options, retention awards and employee benefits such as insurance, 401(k) plan and perquisites.

In connection with the discontinuation of manufacturing and distribution of our approved products and the investigation by the FDA and related matters, and due to the related impact on our operations and financial position, the Compensation Committee elected: (1) to implement in April 2009 a retention program comprised of cash retention bonus payments and stock option awards designed to retain key executives while conserving cash; (2) to discontinue all Incentive Compensation Plans for fiscal year 2009, as a result of which none of the named executive officers received any annual incentive payments with respect to fiscal year 2009; (3) not to establish Incentive Compensation Plans for fiscal year 2010, as a result of which none of the named executive officers received any annual incentive payments with respect to fiscal year 2010; (4) not to pre-establish performance goals with respect to performance-based compensation for fiscal year 2011; (5) not to increase base salary levels for the named executive officers, and increase base salaries for salaried employees only in connection with promotions or salary adjustments, for fiscal years 2010 and 2011; (6) not to pay annual cash incentive bonuses to its named executive officers for fiscal year 2011 in order to conserve cash; and (7) to grant to our named executive officers stock option awards during fiscal year 2011 as an incentive and retention tool.

On September 13, 2010, we implemented a mandatory salary reduction program for exempt personnel, ranging from 15% to 25% of base salary, in order to conserve our cash and financial resources. Each of the current named executive officers had their respective salaries reduced by 25% as a result of this program during fiscal year 2011. In March 2011, the salaries of exempt personnel were reinstated. In July 2012 the Company repaid its employees who were still employed by the Company at the time of payment for the salary that was reduced.

Compensation Program Objectives

The objectives of our executive compensation program are to (1) recruit, retain and motivate highly qualified and experienced executives who have the necessary skills and experience to succeed, (2) provide compensation that is fair, reasonable and competitive, (3) link compensation to performance, and (4) align the interests of executives with those of our stockholders.

Compensation and Benefits Philosophy

Our compensation program for fiscal year 2011 was based on the following guiding principles:

Performance—We believe the best way to accomplish alignment of compensation plans with the interest of our stockholders is to link executive pay directly to our performance.

Competitiveness—Our executive compensation and benefits program is intended to be competitive with those provided at companies in the pharmaceutical and drug delivery industries for similar talent. The benefits component of the program is designed to provide competitive levels of protection and financial security and is not based on individual performance.

Cost—Our total compensation and benefit program is designed to be cost-effective and affordable, ensuring that the interests of our stockholders are considered in determining executive pay levels. We seek to adequately fund our executive compensation program while, at the same time, ensuring that enough capital remains for reinvestment to facilitate achievement of our short-term and long-term goals.

Compensation Committee Process

The Compensation Committee is responsible for establishing and periodically reviewing our executive compensation philosophy and guiding principles, subject to the approval by the Board of Directors. No less frequently than annually, the Compensation Committee evaluates its plans and policies against current and emerging competitive practices, legal and regulatory developments and corporate governance trends. The purpose of the review is to provide assurance that in light of the changing corporate environment, our executive compensation program continues to help attract and retain the talent necessary to foster a culture of compliance, strong sales growth, long-term financial performance and stockholder returns.

In December 2008, the Compensation Committee retained Frederic W. Cook & Co., Inc., an independent compensation consultant, to act as its compensation consultant. The Compensation Committee periodically consults with Frederic W. Cook & Co. Inc. on an as-needed basis and in fiscal year 2011, the total fees paid to this consultant were $13,000.

Components of Total Compensation

We typically provide two main types of compensation: (1) direct compensation (including base salary, annual cash incentives, stock options and retention awards); and (2) indirect compensation (including benefits such as insurance, 401(k) plan and perquisites).

Direct Compensation

Direct compensation for executive officers consists of the following components:

Base salary—Base salary is designed to attract and retain highly experienced executives who can manage our Company to achieve our short-term and long-term strategic goals. Executive salaries are based on an individual’s overall experience, tenure with our Company, level and scope of responsibility and the general and industry-specific business competitive environment.

We may grant annual base salary increases to executives who are performing at or above expectations at the beginning of each fiscal year. Among other factors, annual increases seek to achieve an appropriate competitive level to account for increases in the cost of living and similar factors and/or to address changes in the external competitive market for a given position. Following discontinuation of manufacturing and distribution of our approved products and the investigation by the FDA and related matters and due to the related impact on our operations and financial position, the Compensation Committee elected not to increase base salary levels for the named executive officers, and increase base salaries for salaried employees only in connection with promotions or salary adjustments, for fiscal years 2010 and 2011. The Compensation Committee will consider implementing base salary increases in fiscal year 2012 and in subsequent fiscal years.

Annual cash incentives—Annual cash incentives are designed to link a significant portion of an executive’s annual compensation to both our Company’s and the individual’s annual performance. Annual cash incentives are based on individual performance, performance of our Company and performance of the department or division under the responsibility of the executive. Although different performance factors are applied to individual executives, such factors generally include how well the individual executive and his or her area of responsibility performed against goals and objectives which were established before the fiscal year commenced, as well as how the executive promoted an environment of results, teamwork and talent development in his or her areas of responsibility.

For fiscal year 2011, the Compensation Committee determined not to adopt Incentive Compensation Plans. Consequently, none of the named executive officers received any annual incentive payments with respect to fiscal year 2011. As a result, our compensation program for fiscal year 2011, including decisions relating to performance-based compensation, is based on the Compensation Committee’s subjective and discretionary assessment of the overall performance of our Company and individual executive officers after receiving recommendations from the Chief Executive Officer with respect to his direct reports. The Compensation Committee has established performance goals for fiscal year 2012.

Discretionary cash incentives—The Compensation Committee may grant discretionary cash bonuses based on our Company’s overall performance and the performance of individual executive officers. During fiscal year 2011, we did not make any discretionary cash bonus awards to named executive officers.

Stock option grants—Stock option grants are designed to strengthen the link between realized compensation and returns for stockholders and thereby align management’s interest in our long-term success with the interests of our stockholders. Awards granted to executive officers are discretionary under the K-V Pharmaceutical Company 2001 Incentive Stock Option Plan. The size of individual awards is dependent upon the executive’s position, tenure and number of vested and previously exercised options. As part of implementing the goal of retaining the services of the named executive officers, our named executive officers received stock option awards in fiscal year 2011. The criteria described above are applied to each executive officer subjectively, based on the Compensation Committee’s evaluation of each named executive officer’s performance, options received previously by each named executive officer and the need to retain each named executive officer’s services.

The Company estimates the fair value of stock options granted using the Black-Scholes option pricing model (the “Option Model”). The Option Model requires the use of subjective and complex assumptions, including the option’s expected term and the estimated future price volatility of the underlying stock, which determine the fair value of the share-based awards. The Company’s estimate of expected term was determined based on the average period of time that options granted are expected to be outstanding considering current vesting schedules and the historical exercise patterns of existing option plans. The expected volatility assumption used in the Option Model is based on historical volatility over a period commensurate with the expected term of the related options. The risk-free interest rate used in the Option Model is based on the yield of U.S. Treasuries with a maturity closest to the expected term of the Company’s stock options.

The following weighted average assumptions were used to value stock options granted during the fiscal years ended March 31, 2011, 2010 and 2009:

	Years ended March 31,
	2011	2010	2009
Dividend yield	None	None	None
Expected volatility	106%	99%	73%
Risk-free interest rate	1.95%	2.50%	1.96%
Expected term	6.4 years	5.9 years	6.6 years
Weighted average fair value per share at grant date	$1.49	$2.33	$2.13

Indirect Compensation

Indirect compensation for executive officers consists of the following benefit plans:

Insurance plans—We provide standard company-sponsored insurance plans to our employees, including the named executive officers. The core insurance package includes health, dental, disability and basic group life insurance coverage. In general, executives participate in these benefits on the same basis as other employees.

401(k) Plan—Through our 401(k) Plan, the named executive officers are provided an opportunity to save for retirement on a tax-favored basis. Participation in the 401(k) Plan is generally available to all employees at the beginning of each pay period. The Company matched 50 percent of employee contributions to the 401(k) plan, up to 7% of the employee’s compensation through October 8, 2010 when the matching component was suspended.

Perquisites—Certain executives are generally provided a car allowance or use of a Company owned or leased car. See the footnotes to the Summary Compensation Table under the heading “Other Compensation.”

The Compensation Committee periodically reviews the benefits offered to the named executive officers to ensure that the benefits program is competitive and cost-effective for us and supports our need for a qualified and experienced executive team. The benefits component of the executive compensation program is not tied to our Company’s or individual performance.

Establishing Overall Compensation Levels. The Compensation Committee establishes overall compensation levels based on the competitive market value for the area of responsibility as well as the education and experience of the executive.

Determining Incentive Compensation Allocation—Annual and Long-Term Incentives. The amount allocated to annual versus long-term compensation is determined on the basis of the amount of available funding for our overall compensation programs, including executive compensation. The overall funding levels are ultimately subject to the judgment and approval of the Compensation Committee to ensure an appropriate alignment with the interests of our stockholders and our ability to meet our long-term strategic goals. In determining individual executive officer pay levels, the Compensation Committee considers the total compensation to be delivered to individual executives and exercises discretion in determining an appropriate balance between short-term cash and long-term equity compensation. We believe this “total compensation” approach—permitting flexibility to shift the mix of annual and long-term compensation—provides the ability to align pay decisions with the short- and long-term needs of the business. It also allows for the flexibility needed to recognize differences in performance by providing differentiated pay.

Each named executive officer is evaluated on an annual basis and, to the extent the Compensation Committee determines to grant options to such named executive officer, options are typically granted at the end of the review period. We have not adopted any policy with respect to coordinating option grant dates with the release of material non-public information. Rather, the grant date with respect to any options granted to a named executive officer generally is the date the Compensation Committee determines to grant such options. In general, stock option grant dates correspond to the last trading day of a fiscal quarter. As such, there may be times when the Compensation Committee grants options when the Board of Directors or Compensation Committee is in possession of material non-public information. The Compensation Committee typically does not take such information into account when determining whether and in what amount to make option grants.

Determining Individual Compensation Levels

Compensation levels for named executive officers who currently are employed with our Company are determined based on (1) the overall performance of our Company, (2) the performance of the executive officer’s department (not applicable to the Chief Executive Officer), (3) the executive’s experience and tenure at our Company, and (4) the terms of any related employment agreement.

For fiscal year 2011, the Compensation Committee determined not to pre-establish performance goals with respect to our performance-based compensation. The Compensation Committee has established performance goals and objectives for fiscal year 2012. These goals are tied directly to the Company’s financial performance and support our long term strategic objectives. The Compensation Committee will be responsible for evaluating the performance of our Company and the executive officers against these goals and objectives.

The Impact of Accounting and Tax Treatments on Forms of Compensation Paid

Based on regulations issued by the Internal Revenue Service, we consider the accounting and individual and corporate tax consequences of the compensation paid to our named executive officers. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation exceeding $1 million paid to the chief executive officer and any one of the four other most highly compensated executive officers for any fiscal year. Qualifying performance-based compensation is not subject to the limitation if certain requirements are met. Based on current compensation, the Company does not believe Section 162(m) will be triggered for our named executive officers for fiscal year 2011, but we will consider its applicability with respect to fiscal year 2012 and future periods.

Our Company has adopted FASB ASC Topic 718, which requires the measurement and recognition of compensation expense, based on estimated fair values, for all share-based compensation awards made to employees and directors over the vesting period of the awards. Stock-based compensation is recognized based on the grant date fair value estimated in accordance with the provisions of FASB ASC Topic 718. Determining the fair value of share-based awards at the grant date requires judgment to identify the appropriate valuation model and estimate the assumptions, including the expected term of the stock options and expected stock-price volatility, to be used in the calculation. Judgment is also required in estimating the percentage of share-based awards that are expected to be forfeited. We estimated the fair value of stock options granted using the Black-Scholes option-pricing model with assumptions based primarily on historical data. If actual results differ significantly from these estimates, stock-based compensation expense could be materially impacted.

Employment Arrangements with Named Executive Officers

Mr. Divis (President and Chief Executive Officer)

We previously entered into an employment and confidentiality agreement with Mr. Divis, Chief Executive Officer, President, and President of Ther-Rx Corporation that commenced on July 20, 2007 and remained in full force and effect during fiscal year 2009. On November 19, 2009, we entered into a new employment agreement with Mr. Divis, which replaced and superseded in its entirety the employment and confidentiality agreement. Effective as of July 25, 2011, we and Mr. Divis entered into an amendment to his employment agreement that: (1) increased his base salary to $520,000, retroactive to November 17, 2010, which is the date Mr. Divis was appointed permanent Chief Executive Officer; (2) provided for a target bonus percentage of 60% of his base salary; and (3) provided for access and use of a company-paid automobile. The terms of Mr. Divis’ current employment agreement are described below.

Mr. Divis’ employment agreement had an initial term that would have expired on December 31, 2011, but was automatically extended until December 31, 2012. The term will automatically further extend for successive twelve-month periods unless terminated by us or Mr. Divis by written notice at least 180 days prior to the expiration of the then current term. In addition, if a change of control (as such term is defined in the agreement) occurs during the term, the agreement will not expire prior to the second anniversary of the date of consummation of the change of control.

Pursuant to the agreement, Mr. Divis receives a base salary of $520,000 per annum, which will be reviewed annually and may be increased at the discretion of the Board of Directors or the Compensation Committee. Mr. Divis is eligible to receive an annual cash bonus based on performance objectives established by the Compensation Committee each year, provided that we, in our discretion, elect to put into effect an annual cash incentive plan or similar policy with respect to any applicable year. Under his employment agreement, Mr. Divis is eligible to receive a target bonus of 60% of his annual base salary.

We may terminate the agreement (1) immediately for “cause” (as defined in the agreement) upon written notice to Mr. Divis, (2) without cause upon 30 days’ advance written notice or (3) upon Mr. Divis’ disability (as defined in the agreement) upon 30 days’ advance written notice. Any determination that Mr. Divis should be terminated for cause may be made during or after the term of the agreement and must be approved by no fewer than 66-2/3% of the directors then serving on the Board of Directors; provided, however, that if Mr. Divis is a member of the Board of Directors, he will not participate in such vote, and a determination of cause may be made by no fewer than 66-2/3% percent of the remaining directors then serving on the Board of Directors.

Mr. Divis may resign his employment upon giving us at least 120 days’ advance written notice. In addition, subject to certain notice and cure periods provided in the agreement, Mr. Divis may resign from his employment with us for “relocation,” which is defined as the relocation of Mr. Divis’ principal place of employment to a place more than 75 miles from his principal place of employment as of the effective date of the agreement.

In the event that Mr. Divis’ employment is terminated by us without cause or by Mr. Divis upon relocation, subject to Mr. Divis’ compliance with the provisions of the agreement and the execution by Mr. Divis of a general release of claims, as set forth in the agreement, we will pay or provide to Mr. Divis the following. Please see “—Potential Payments Upon Termination or Change-in-Control” for a description of these benefits:

•

continued participation in our plans providing medical, dental and vision insurance benefits, as applicable, for the 18-month period following the termination date; provided that, such welfare plan coverage will cease if Mr. Divis obtains other full time employment providing for comparable welfare plan benefits prior to the expiration of such 18-month period; and

•

the following amount to be paid (1) over a period of 12 months in equal bi-weekly installments, less deductions as required by law, if the termination occurs prior to a change of control (as defined in the agreement) or (2) in a lump sum, less deductions as required by law, if the termination occurs within 12 months of a change of control: an amount equal to two times the sum of (x) Mr. Divis’ then current base salary plus (y) Mr. Divis’ target annual cash incentive for the then-current year of the term (provided, however, solely for purposes of determining payments following a termination by us without cause or by Mr. Divis upon relocation, that in the event we have not adopted an annual cash incentive plan or similar policy with respect to any applicable year, the annual cash incentive for such year will be an amount equal to 60 percent of Mr. Divis’ then-current base salary; and, provided further, that if such termination occurs after the initial term of the agreement, the average of the annual cash incentive earned by Mr. Divis for the two calendar years immediately preceding the year of termination will replace “target annual cash incentive”).

Pursuant to the agreement, we will make a tax gross-up payment to Mr. Divis under certain circumstances in the event he is required to pay any excise tax imposed on any amounts or benefits payable in connection with a change of control pursuant to Section 4999 of the Internal Revenue Code; provided, however, that in the event the aggregate value of the total amounts and benefits payable to Mr. Divis in connection with a change of control exceeds three times his “base amount,” as defined in Section 280G(b)(3) of the Internal Revenue Code (the “Parachute Threshold”), by less than 10%, one or more of the amounts or benefits payable to Mr. Divis will be reduced so that the aggregate value of such amounts and benefits is $1.00 less than the Parachute Threshold.

For a period of 36 months immediately following termination, regardless of how, when or why Mr. Divis’ employment ends, he may not, among other things, compete with us, solicit our customers or employees or interfere with any of our suppliers, all as more fully described in the agreement.

Mr. McHugh (Chief Financial Officer and Treasurer)

We previously entered into an employment agreement with Mr. McHugh, Chief Financial Officer, Treasurer and Chief Accounting Officer that commenced on February 19, 2010. This agreement remained in full force and effect until July 6, 2010, when we entered into a new employment agreement with Mr. McHugh upon his appointment as Chief Financial Officer and Treasurer, which replaced and superseded in its entirety the previous employment agreement.

Under the employment agreement entered into effective July 6, 2010, Mr. McHugh was appointed as Chief Financial Officer and Treasurer and his base salary was increased from $230,000 to $300,000. The other material terms of each of the employment agreements are substantially the same. The current agreement had an initial term that would have expired on December 31, 2011, but was automatically extended until December 31, 2012. The term will automatically further extend for successive twelve-month periods unless terminated by us or Mr. McHugh by written notice at least 180 days prior to the expiration of the then current term. In addition, if a change of control (as such term is defined in the agreement) occurs during the term, the agreement will not expire prior to the second anniversary of the date of consummation of the change of control.

Pursuant to the agreement, Mr. McHugh receives a base salary of $300,000 per annum, which will be reviewed annually and may be increased at the discretion of the Board of Directors or the Compensation Committee. Mr. McHugh is eligible to receive an annual cash bonus based on performance objectives established by the Compensation Committee each year, provided that we, in our discretion, elect to put into effect an annual cash incentive plan or similar policy with respect to any applicable year.

We may terminate the agreement (1) immediately for “cause” (as defined in the agreement) upon written notice to Mr. McHugh, (2) without cause upon 30 days’ advance written notice or (3) upon Mr. McHugh’s disability (as defined in the agreement) upon 30 days’ advance written notice. Any determination that Mr. McHugh should be terminated for cause may be made during or after the term of the agreement and must be approved by no fewer than 66-2/3% of the directors then serving on the Board of Directors; provided, however, that if Mr. McHugh is a member of the Board of Directors, he will not participate in such vote, and a determination of cause may be made by no fewer than 66-2/3% of the remaining directors then serving on the Board of Directors.

Mr. McHugh may resign his employment upon giving us at least 120 days’ advance written notice. In addition, subject to certain notice and cure periods provided in the agreement, Mr. McHugh may resign from his employment with us for “relocation,” which is defined as the relocation of Mr. McHugh’s principal place of employment to a place more than 75 miles from his principal place of employment as of the effective date of the agreement.

In the event that Mr. McHugh’s employment is terminated by us without cause or by Mr. McHugh upon relocation, subject to Mr. McHugh’s compliance with the provisions of the agreement and the execution by Mr. McHugh of a general release of claims, as set forth in the agreement, we will pay or provide to Mr. McHugh the following. Please see “—Potential Payments Upon Termination or Change-in-Control” for a description of these benefits:

•

continued participation in our plans providing medical, dental and vision insurance benefits, as applicable, for the 18-month period following the termination date; provided that, such welfare plan coverage will cease if Mr. McHugh obtains other full time employment providing for comparable welfare plan benefits prior to the expiration of such 18-month period; and

•

the following amount to be paid (1) over a period of 12 months in equal bi-weekly installments, less deductions as required by law, if the termination occurs prior to a change of control (as defined in the agreement) or (2) in a lump sum, less deductions as required by law, if the termination occurs within 12 months of a change of control: an amount equal to one times the sum of (x) Mr. McHugh’s then current base salary plus (y) Mr. McHugh’s target annual cash incentive for the then-current year of the term (provided, however, solely for purposes of determining payments following a termination by us without cause or by Mr. McHugh upon relocation, that in the event we have not adopted an annual cash incentive plan or similar policy with respect to any applicable year, the annual cash incentive for such year will be an amount equal to 25 percent of Mr. McHugh’s then-current base salary; and, provided further, that if such termination occurs after the initial term of the agreement, the average of the annual cash incentive earned by Mr. McHugh for the two calendar years immediately preceding the year of termination will replace “target annual cash incentive”).

Pursuant to the agreement, we will make a tax gross-up payment to Mr. McHugh under certain circumstances in the event he is required to pay any excise tax imposed on any amounts or benefits payable in connection with a change of control pursuant to Section 4999 of the Internal Revenue Code; provided, however, that in the event the aggregate value of the total amounts and benefits payable to Mr. McHugh in connection with a change of control exceeds three times his “base amount,” as defined in Section 280G(b)(3) of the Internal Revenue Code (the “Parachute Threshold”), by less than 10%, one or more of the amounts or benefits payable to Mr. McHugh will be reduced so that the aggregate value of such amounts and benefits is $1.00 less than the Parachute Threshold.

For a period of 36 months immediately following termination, regardless of how, when or why Mr. McHugh’s employment ends, he may not, among other things, compete with us, solicit our customers or employees or interfere with any of our suppliers, all as more fully described in the agreement.

Mr. Bentley (Senior Vice President, Law and former Secretary)

On June 10, 2010, Mr. Bentley was appointed to serve as a member of our Board of Directors. Additionally, on that date, Mr. Bentley agreed to serve as our Senior Vice President, Law during the Company’s search for a new permanent General Counsel. Under a letter dated October 26, 2010, the parties agreed that in the event that Mr. Bentley’s employment with the Company is terminated, but his service as a director continues, the option awarded to Mr. Bentley on September 7, 2010 to purchase 25,000 shares of our Class A Common Stock at an exercise price of $1.62 per share, the closing price of our Class A Common Stock on the date of grant, would continue to vest while he continues to serve as a director. The option vests in five equal annual installments beginning on September 7, 2011. Mr. Bentley has resigned from his position as our Senior Vice President, Law effective August 1, 2011, and continues to serve as a director. In the event that he is not nominated to continue to serve as a member of the Board of Directors or he is nominated, but he is not elected to serve as a director, all of his unvested options will immediately vest and he will have one year to exercise his options. Mr. Bentley and the Company agreed that if he ceases to serve as a director prior to December 31, 2013, other than by his resignation or declining re-nomination or re-election, he will also continue to provide legal services to the Company for the 12-month period following his termination of service as a director at the minimum annual rate of $352,800.

Mr. Hartman (President, Generics Division)

Under a Letter Agreement dated October 13, 2010, Mr. Hartman was hired as an “at-will” employee to serve as President of our generic products business. The Letter Agreement provides for an initial base annual salary of $400,000 and other standard benefits offered to our executives. On July 25, 2011, the Company entered into an amendment to the Letter Agreement. The Letter Agreement had provided for a minimum transaction bonus of $350,000 in the event of the sale of the Company’s generic products business within an agreed upon timeframe, which had expired. The amendment provides that Mr. Hartman will receive a $350,000 transaction bonus upon the closing of the announced sale of the Company’s generic products business.

In addition, under the Letter Agreement Mr. Hartman will be entitled to severance consisting of six months of base salary and continued health care benefits, in the event that the buyer of our generic products business does not employ Mr. Hartman after the closing of the sale or if he is terminated by the Company without “cause” (as defined in the Letter Agreement). The Company would not be required to pay either the transaction bonus or severance if Mr. Hartman is terminated by the Company for “cause.” For purposes of the Letter Agreement, “cause” is defined as: 1) continuing neglect or failure to perform duties; 2) misappropriation or attempted misappropriation of any funds or property of the Company or its customers; 3) commission of a fraud, embezzlement, theft or other criminal act involving the Company or its customers; 4) conviction of a felony or pleas of guilty or no contest with respect to a felony charge; or 5) willful misconduct, gross negligence or breach of fiduciary duty related to his employment.

Mr. Hartman has agreed, for a period of 12 months immediately following termination, regardless of how, when or why Mr. Hartman’s employment ends, he may not, among other things, solicit our customers or employees or interfere with any of our suppliers, all as more fully described in the agreement.

Post-Employment Termination Compensation

Mr. Van Vliet (former Interim President and Interim Chief Executive Officer)

The Board of Directors appointed Mr. Van Vliet to serve as Interim President and Interim Chief Executive Officer on December 5, 2008. Prior to such date, Mr. Van Vliet served as President and Chief Executive Officer of our subsidiary, ETHEX Corporation. Mr. Van Vliet’s employment with the Company was terminated effective as of July 14, 2010, the end of the 30-day notice period provided for in his employment agreement dated November 23, 2009, during which 30-day period he was placed on administrative leave.

Upon his termination, subject to his compliance with the provisions of the employment agreement and the execution by Mr. Van Vliet of a general release of claims, Mr. Van Vliet received a cash severance payment of $1,050,000, two times the sum of Mr. Van Vliet’s then current base salary, payable in equal biweekly payments over the ensuing twelve months. Mr. Van Vliet also received the right to continued participation in our plans providing medical, dental and vision insurance benefits, as applicable, for the 18-month period following the termination date; provided that, such welfare plan coverage will cease if Mr. Van Vliet obtains other full time employment providing for comparable welfare plan benefits prior to the expiration of such 18-month period. For a period of 36 months immediately following termination, regardless of how, when or why Mr. Van Vliet’s employment ends, he may not, among other things, compete with us, solicit our customers or employees or interfere with any of our suppliers, all as more fully described in the agreement.

Mr. Stamp (Former Vice President, Chief Financial Officer, Treasurer and Assistant Secretary)

The Board of Directors appointed Mr. Stamp to serve as Chief Financial Officer, Treasurer and Assistant Secretary on April 7, 2010. On June 14, 2010, Mr. Stamp resigned effective immediately from all of his positions with the Company. Mr. Stamp did not receive any severance in connection with his resignation.

Summary Compensation Table

The following table sets forth certain information regarding the annual and long-term compensation for services rendered to us in all capacities for the fiscal years ended March 31, 2011, 2010 and 2009 of those persons who were (1) our principal executive officer, (2) our former principal executive officer, (3) our principal financial officer, (4) our former principal financial officer and (5) our most highly compensated executive officers, other than the principal executive officer and principal financial officer, who were serving as executive officers at fiscal year-end (each, a “named executive officer” and collectively, the “named executive officers”).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
Gregory J. Divis, Jr.	2011	313,070	—		66,599		—	5,433	385,102
President and Chief Executive	2010	335,462	60,000	(3)	112,506		—	17,537	525,505
Officer	2009	335,000	—		68,911		—	8,716	412,627
David A. Van Vliet,	2011	196,198	—		—		—	1,054,056	1,250,254
Former Interim President and	2010	525,712	—		317,870	(3)	—	28,944	872,526
Chief Executive Officer(4)	2009	471,700	—		201,864		—	7,712	681,276
Thomas S. McHugh,	2011	258,851	—		50,152		—	11,947	320,950
Chief Financial Officer and	2010	230,712	30,000	(3)	11,470	(3)	—	16,972	289,154
Treasurer	2009	—	—		—		—	—	—
Stephen A. Stamp,	2011	73,946	—		—		—	2,507	76,453
Former Vice President, Chief	2010	—	—		—		—	—	—
Financial Officer, Treasurer and Assistant Secretary(5)	2009	—	—		—		—	—	—
Gregory S. Bentley,	2011	240,951	—		53,576		—	4,127	298,654
Senior Vice President, Law	2010	—	—		—		—	—	—
and Former Secretary(6)	2009	—	—		—		—	—	—
Mark T. Hartman,	2011	181,854	—		—		—	5,106	186,960
President, Generics	2010	—	—		—		—	—	—
Business Unit	2009	—	—		—		—	—	—

(1)	Represents the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. Fair value is based on the Black-Scholes option pricing model using the fair value of the underlying shares at the measurement date. For additional discussion of the valuation assumptions used in determining stock-based compensation and the grant date fair value for stock options, see “Executive Compensation—Compensation Discussion and Analysis—Direct Compensation—Stock Option Grants” and Note 18—“Stock-Based Compensation” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K.
(2)	All other compensation for the fiscal year ended March 31, 2011 includes the following:

Name	Gross Up Incentive ($)	Car Allowance ($)(a)	401K Match ($)	Group Term Life Insurance ($)	Other Compensation ($)		Total Other Compensation ($)
Gregory J. Divis, Jr.	—	—	5,363	70	—		5,433
David A. Van Vliet	—	736	3,231	89	1,050,000	(b)	1,054,056
Thomas S. McHugh	—	1,281	4,083	93	6,490	(c)	11,947
Stephen A. Stamp	2,486	—	—	21	—		2,507
Gregory S. Bentley	—	—	—	320	3,807	(c)	4,127
Mark T. Hartman	5,042	—	—	64	—		5,106

(a)

During fiscal year 2011, we provided a Company owned or leased vehicle to certain named executive officers as set forth above. At the end of each annual period ending October 31, each executive officer is required to indicate to us the personal usage made of the vehicle. The value of such usage, which is calculated on the basis of the value of the vehicle and the miles driven for personal use, is attributed to the executive officer as taxable income.
(b)	Represents severance pay.
(c)	Represents vacation payout.
(3)	Represents cash bonus and/or stock option awards received by each of the named executive officers pursuant to the April 2009 retention program instituted by our Company.
(4)	Mr. Van Vliet’s employment with our Company was terminated effective as of July 14, 2010.
(5)	Mr. Stamp resigned from his employment with our Company effective as of June 14, 2010.
(6)	The amount listed for option awards includes stock option awards to Mr. Bentley for his service as a director. Mr. Bentley has resigned from his position as our Senior Vice President, Law effective as of August 1, 2011, but continues to serve as a director.

Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards granted to named executive officers during the fiscal year ended March 31, 2011:

Name	Grant Date		All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Gregory J. Divis, Jr.	09/07/2010	(3)	50,000	1.62	66,599
David A. Van Vliet(5)	—		—	—	—
Thomas S. McHugh	07/29/2010	(4)	25,000	1.14	23,513
	09/07/2010	(3)	20,000	1.62	26,640
Stephen A. Stamp(6)	—		—	—	—
Gregory S. Bentley	06/10/2010	(4)	7,500	1.11	6,791
	09/07/2010	(4)	25,000	1.62	33,440
	09/07/2010	(4)	10,000	1.62	13,376
Mark T. Hartman(7)	—		—	—	—

(1)	All stock options were granted pursuant to the K-V Pharmaceutical Company 2001 Incentive Stock Option Plan and represent options to purchase shares of our Class A Common Stock. The options have a ten year term and an exercise price equal to the closing price of the Class A Common Stock on the NYSE on the date of grant.
(2)	The grant date fair value of stock option awards is based on the Black-Scholes option pricing model using the fair value of the underlying shares at the measurement date. For additional discussion of the valuation assumptions used in determining stock-based compensation and the grant date fair value for stock options, see “Executive Compensation—Compensation Discussion and Analysis—Direct Compensation—Stock Option Grants” and Note 18—“Stock-Based Compensation” of the Notes to the Consolidated Financial Statements included in our 2011 Form 10-K.
(3)	These options vest ratably as to 33% at the end of the third year, 33% at the end of the fourth year and 34% at the end of the fifth year.
(4)	These options vest ratably as to 20% per year from date of grant.
(5)	Mr. Van Vliet’s employment with our Company was terminated effective as of July 14, 2010.
(6)	Mr. Stamp resigned from his employment with our Company effective as of June 14, 2010.
(7)	Mr. Hartman received no option grants during the 2011 fiscal year.

Information as to Stock Options

The following tables list certain information concerning option holdings as of the end of fiscal year 2011 held by the named executive officers to acquire shares of Class A Common Stock and Class B Common Stock.

Outstanding Equity Awards at Fiscal Year-end

	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Name	Class A Common Stock		Class A Common Stock
Gregory J. Divis, Jr.	10,775	(1)	18,000		28.60	09/28/2017
	46,200	(2)	23,800		2.95	01/13/2019
	10,000	(3)	—		1.52	04/24/2019
	—		50,000	(4)	1.62	09/07/2020
David A. Van Vliet(9)	—		—		—	—
Thomas S. McHugh	13,200	(5)	6,800		1.40	04/02/2019
	5,000	(3)	—		1.52	04/24/2019
	—		25,000	(6)	1.14	07/29/2020
	—		20,000	(4)	1.62	09/07/2020
Stephen A. Stamp(10)	—		—		—	—
Gregory S. Bentley	—		7,500	(7)	1.11	06/10/2020
	—		25,000	(8)	1.62	09/07/2020
	—		10,000	(8)	1.62	09/07/2020
Mark T. Hartman	—		—		—	—

(1)	Option granted on 9/28/2007 and vests ratably as to 10% per year from date of grant.
(2)	Option granted on 1/13/2009 and vests ratably as to 33% the first two years from date of grant and 34% the third year from date of grant.
(3)	Option granted on 4/24/2009 and vested ratably as to 50% on December 31, 2009 and 50% on December 31, 2010.
(4)	Option granted on 09/07/2010 and vests ratably as to 33% the third and fourth years from date of grant and 34% the fifth year from date of grant.
(5)	Option granted on 4/02/2009 and vests ratably as to 33% the first two years from date of grant and 34% the third year from date of grant.
(6)	Option granted on 07/29/2010 and vests ratably as to 20% per year from date of grant.
(7)	Option granted on 06/10/2010 and vests ratably as to 20% per year from date of grant.
(8)	Option granted on 09/07/2010 and vests ratably as to 20% per year from date of grant.
(9)	Mr. Van Vliet’s employment with our Company terminated July 14, 2010.
(10)	Mr. Stamp resigned from his employment with our Company effective June 14, 2010.

Potential Payments Upon Termination or Change-in-Control

Certain of our named executive officers are entitled, pursuant to employment arrangements, to benefits upon termination of employment or termination of employment after a change of control of our Company. The following discussion provides information with respect to payments which certain of our named executive officers are entitled to receive upon termination of employment or following termination resulting from a change in control of our Company. For Messrs. Divis, McHugh, Bentley and Hartman, the dollar amounts described below, if any, assume that the triggering event for each named executive officer occurred on March 31, 2011. With respect to Messrs. Van Vliet and Stamp, the information below reflects actual payments received by them upon their departure from our Company. For additional discussion regarding employment agreements and post-termination employment benefits with our named executive officers, including discussion of conditions and obligations applicable to the receipt of the payments described below, see “—Employment Arrangements with Named Executive Officers” and “—Post-Employment Termination Compensation” above.

Gregory J. Divis, Jr.

Under the terms of his employment agreement, Mr. Divis would be entitled to benefits if his employment is terminated by us without cause or by him following the relocation of his principal place of employment by more than 75 miles, including if such termination occurs following a change of control of our Company, subject to his compliance with the provisions of the agreement and the execution by Mr. Divis of a general release of claims. In either case, Mr. Divis would be entitled to (1) continued benefits over an 18-month period and (2) severance pay equal to two times the sum of (x) Mr. Divis’ then current base salary plus (y) Mr. Divis’ target annual cash incentive, which target annual cash incentive, if none had been adopted for the applicable year, would have been equal to 60 percent of Mr. Divis’ then-current base salary. Such severance pay would be paid over a period of 12 months in equal bi-weekly installments, less deductions as required by law, or in a lump sum, less deductions as required by law, if the termination had occurred within 12 months of a change of control.

Assuming that Mr. Divis’ employment had been terminated as of March 31, 2011 by us without cause or by him following a relocation of his principal place of employment by more than 75 miles, regardless whether following a change of control of our Company, the value of these benefits pursuant to the Employment Agreement in place at that time would have been approximately $443,728, calculated as follows:

Annual base salary	$335,000
Target annual cash incentive(a)	83,750
Employee benefits(b)	24,978

Total value	$443,728

(a)	Assumes a target annual cash incentive of 25% of Mr. Divis’ base salary.
(b)	Represents the benefits to be paid to Mr. Divis, including continued participation in plans providing medical, dental and vision insurance benefits, as applicable, over the next 18 months, assuming no increase in cost over the cost incurred for the 18 months ended March 31, 2011.

David A. Van Vliet

On June 20, 2010, Mr. Van Vliet’s employment with the Company was terminated effective as of July 14, 2010, the end of the 30-day notice period provided for in his employment agreement dated November 23, 2009, during which 30-day period he was placed on administrative leave.

Upon his termination, subject to his compliance with the provisions of the employment agreement and the execution by Mr. Van Vliet of a general release of claims, Mr. Van Vliet received a cash severance payment of $1,050,000, which is two times the sum of Mr. Van Vliet’s then current base salary, payable in equal biweekly payments over the ensuing twelve months. Mr. Van Vliet also received the right to continued participation in our plans providing medical, dental and vision insurance benefits, as applicable, for the 18-month period following the termination date; provided that, any such welfare plan coverage will cease if Mr. Van Vliet obtains other full time employment providing for comparable welfare plan benefits prior to the expiration of such 18-month period. For a period of 36 months immediately following termination, regardless of how, when or why Mr. Van Vliet’s employment ends, he may not, among other things, compete with us, solicit our customers or employees or interfere with any of our suppliers, all as more fully described in the agreement.

Thomas S. McHugh

Under the terms of his employment agreement, Mr. McHugh would be entitled to benefits if his employment is terminated by us without cause or by him following the relocation of his principal place of employment by more than 75 miles, including if such termination occurs following a change of control of our Company, subject to his compliance with the provisions of the agreement and the execution by Mr. McHugh of a general release of claims. In either case, Mr. McHugh would be entitled to (1) continued benefits over an 18-month period and (2) severance pay equal to the sum of (x) Mr. McHugh’s then current base salary plus (y) Mr. McHugh’s target annual cash incentive, which target annual cash incentive, if none had been adopted for the applicable year, would have been equal to 25 percent of Mr. McHugh’s then-current base salary. Such severance pay would be paid over a period of 12 months in equal bi-weekly installments, less deductions as required by law, or in a lump sum, less deductions as required by law, if the termination had occurred within 12 months of a change of control.

Assuming that Mr. McHugh’s employment had been terminated as of March 31, 2011 by us without cause or by him following a relocation of his principal place of employment by more than 75 miles, regardless whether following a change of control of our Company, the value of these benefits would have been approximately $399,978, calculated as follows:

Annual base salary	$300,000
Target annual cash incentive(a)	75,000
Employee benefits(b)	24,978

Total value	$399,978

(a)	Assumes a target annual cash incentive of 25% of Mr. McHugh’s base salary.
(b)	Represents the benefits to be paid to Mr. McHugh, including continued participation in plans providing medical, dental and vision insurance benefits, as applicable, over the next 18 months, assuming no increase in cost over the cost incurred for the 18 months ended March 31, 2011.

Stephen A. Stamp

On June 14, 2010 Mr. Stamp resigned effective immediately from all of his positions with the Company. Mr. Stamp did not receive any severance in connection with his resignation.

Gregory S. Bentley

Pursuant to the letter agreement dated October 26, 2010 between the Company and Mr. Bentley, the option awarded to Mr. Bentley on September 7, 2010 to purchase 25,000 shares of our Class A Common Stock at an exercise price of $1.62 per share, the closing price of our Class A Common Stock on the date of grant, will continue to vest so long as he continues to serve as a director of our Company. The option vests in five equal annual installments beginning on September 7, 2011. In the event that he is not nominated to continue to serve as a member of the Board of Directors or he is nominated, but not elected to serve as a director, all of his unvested options will immediately vest and he will have one year to exercise his options.

Additionally, Mr. Bentley and the Company agreed if he ceases to serve as a director prior to December 31, 2013, other than by his resignation or declining re-nomination or re-election, he will also continue to provide legal services to the Company for the 12-month period following his termination of service as a director at the minimum annual rate of $352,800.

Mark T. Hartman

Under a letter agreement dated October 13, 2010, Mr. Hartman was hired as an “at-will” employee to service as the Company’s President of its generic business. Under the Letter Agreement, as amended, Mr. Hartman will be entitled to severance consisting of six months of base salary and continued health care benefits, in the event that the buyer of our generic products business does not employ Mr. Hartman after the closing of the sale or if he is terminated by the Company without “cause” (as defined in the Letter Agreement). The Company would not be required to pay either the transaction bonus or severance if Mr. Hartman is terminated by the Company for “cause.” Assuming that Mr. Hartman’s employment had been terminated as of March 31, 2011, by us without cause, the value of these benefits would have been approximately $208,326, calculated as follows:

Base Salary	$200,000
Employee benefits(a)	8,326

Total value	$208,326

(a)	Represents the benefits to be paid to Mr. Hartman, including continued participation in plans providing medical, dental and vision insurance benefits, as applicable, over the next 6 months, assuming no increase in cost over the cost incurred for the 12 months ended March 31, 2011.

COMPENSATION COMMITTEE REPORT

In fulfilling its oversight responsibilities with respect to the Compensation Disclosure and Analysis included in this proxy statement the Compensation Committee, among other things, has:

•	reviewed and discussed the Compensation Disclosure and Analysis with management; and

•	based on such review, the Compensation Committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

The Compensation Committee of the Board of Directors of K-V Pharmaceutical Company

David Sidransky, M.D., Chairman Robert E. Baldini, Member Mark A. Dow, Member Ana I. Stancic, Member

The information contained in the Compensation Committee Report in this proxy statement is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, and will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate it by reference into such a filing.

PROPOSAL 2—APPROVAL OF

K-V PHARMACEUTICAL COMPANY LONG-TERM INCENTIVE PLAN

On June 28, 2011 the Board of Directors of the Company approved the K-V Pharmaceutical Company Long-Term Incentive Plan (the “Plan”) and directed that it be submitted to the stockholders for their approval. If approved at this Annual Meeting by the affirmative vote of holders of a majority of the aggregate voting power of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, present in person or represented by proxy at a meeting of stockholders and entitled to vote on the matter; provided, that the number of votes cast on the proposal constitutes more than 50% of the votes entitled to be cast on the proposal, the Plan will become effective as of the date of the approval.

The purpose of the Plan is to encourage key employees, directors and service providers of the Company and such subsidiaries of the Company as the Administrator designates (the “Participants”), to acquire shares of Class A Common Stock of the Company (“Class A Common Stock”) or to receive cash payments based on the value of such stock or based upon achieving certain goals. The Plan thus provides an incentive for the Participants to contribute to the success of the Company and aligns the interests of the Participants with the interests of the stockholders of the Company. Approximately 400 individuals will be eligible to participate in the Plan.

A copy of the Plan, as approved by the Company’s Board of Directors, is attached to this Proxy Statement as Exhibit A. A description of the material terms of the Plan follows. The description is qualified in its entirety by reference to the Plan.

The Plan is intended to replace the Company’s 2001 Incentive Stock Option Plan (the “2001 Plan”) that is set to expire on January 31, 2012. The 2001 Plan as amended provided for the issuance of up to 6,000,000 shares of Class A Common Stock of the Company and 1,500,000 shares of Class B Common Stock. As of July 15, 2011 there were 2,892,365 shares of Class A and 1,316,550 shares of Class B Common Stock still available for issuance under the 2001 Plan. In the event that the K-V Pharmaceutical Company Long-Term Incentive Plan is approved by the stockholders, no additional awards shall be granted under the 2001 Plan.

General Information

The Plan will be administered by the Compensation Committee of the Board of Directors, or, in the Board’s discretion by another committee of two or more directors appointed by the Board (the “Administrator”). The Administrator has discretionary authority to administer the Plan subject to its terms, including the authority to select from the individuals eligible to participate in the Plan those who will receive awards and to establish the terms and conditions of awards under the Plan.

No awards have been made under the Plan and none will be made prior to stockholder approval of the Plan. No more than 100,000 shares subject to stock options may be awarded in any calendar year to any participant. The maximum number of shares that can be issued under the Plan is 4,000,000 (subject to adjustments in certain events as described below under “Adjustment of Number of Shares”). Such shares may be authorized and unissued shares or treasury shares, including share reacquired by the Company such as shares purchased in the open market or in private transactions. No awards will be made on or after the tenth anniversary of the effective date of the Plan.

The Company’s Class A Common Stock has 1/20 of a vote per share and would receive a 20% premium on cash dividends when cash dividends are paid. The last reported sale price of the Company’s Class A Common Stock on the New York Stock Exchange on July 25, 2011, was $2.17.

Types of Awards

Five types of awards may be granted under the Plan: Options, Stock Appreciation Rights (“SARs”), Restricted Stock, Stock Units, and Performance Awards. All of the awards may be subject to terms and conditions the Administrator deems appropriate (subject to the requirements of the Plan) which may be set forth in an underlying award agreement.

Options. The Plan permits the granting of options that are intended to qualify as Incentive Stock Options (“ISOs”) under Section 422 of the Internal Revenue Code (the “Code”) and those that are not intended to qualify (non-qualified stock options or “NQSOs”). Both represent the option to purchase Class A Common Stock at a purchase price established by the Administrator which shall be no less than 100% of fair market value on the date the option is granted. The purchase price may be paid (a) by check, (b), in the discretion of the Administrator, by the delivery of shares of Class A or Class B Common Stock of the Company then owned by the participant, or (c), in the discretion of the Administrator, by a combination of any of the foregoing, in the manner provided in the option agreement. Options are exercisable at the time and upon the conditions as the Administrator may determine except that no option may be exercisable later than ten years after the date it is granted.

ISOs may be granted only to employees of the Company and its subsidiaries. The aggregate fair market value (determined as of the time an option is granted) of the stock with respect to which ISOs are exercisable for the first time by an optionee during any calendar year may not exceed $100,000.

The Plan expressly prohibits the repricing of options and other awards without the prior approval of stockholders. Repricing as defined by the Plan includes reducing the exercise price of an option, canceling an outstanding option in exchange for an option or award with a lower exercise price than the exercise price of the original option, buying out an option when the exercise price exceeds the fair market value of the underlying stock (except in connection with a merger, acquisition, spin-off or similar event), or any action that is treated as a repricing under generally accepted accounting principles.

Stock Appreciation Rights. A SAR is the right to receive all or a portion of the difference between the fair market value of a share of Class A Common Stock and the exercise price of the SAR established by the Administrator. At the time of grant, the Administrator may establish a maximum amount per share which will be payable upon exercise of a SAR. At the discretion of the Administrator, payment for SARs may be made in cash, shares of Class A or Class B Common Stock, or in a combination thereof. SARs will be exercisable no later than ten years after the date they are granted.

Restricted Stock. Restricted Stock is Class A Common Stock issued or transferred under the Plan (other than upon exercise of stock options or Performance Awards) at any purchase price less than the fair market value or as a bonus, subject to restrictions determined by the Administrator. The purchase price, restrictions (including restrictions on sale or other disposition thereof) and the duration of the restrictions shall be determined by the Administrator.

Stock Units. A Stock Unit represents the right to receive a share of Class A Common Stock from the Company at a designated time in the future. The participant generally does not have the rights of a stockholder until receipt of the Common Stock. The Administrator may in its discretion provide for payments in cash, or adjustment in the number of Stock Units, equivalent to the dividends the participant would have received if the participant had been the owner of shares of Class A Common Stock instead of the Stock Units.

Performance Awards. Performance Awards are Class A Common Stock, monetary units or some combination thereof, to be issued without any payment therefore, in the event that certain performance goals established by the Administrator are achieved over a period of time designated by the Administrator, but in no event more than five years. In the event the performance goal is not achieved at the conclusion of the period, no payment shall be made to the participant. Actual payment of the award earned shall be in cash or in Class A Common Stock or in a combination of both, as the Administrator determines.

Change of Control.

In the event of a Change in Control (as defined in the Plan), all outstanding SARs, ISOs and NQSOs shall be immediately fully vested and exercisable and any restrictions on Restricted Stock issued under the Plan shall lapse. In the event the Company approves a Change in Control and provision is not made for the assumption of awards by the resulting company as provided for in the Plan, the unexercised portion of each Award then outstanding under the Plan shall terminate on a date to be fixed by the Administrator which shall not be less than 30 days after written notice of such date is provided to participants.

Under the Plan, “Change in Control” means:

(a) the dissolution or liquidation of the Company;

(b) a reorganization, merger or consolidation of the Company with one or more corporations in which the Company is not the surviving corporation;

(c) a sale of substantially all of the assets of the Company; or

(d) the transfer of more than 80% of the then outstanding Class A and Class B Common Stock on a combined basis, of the Company to another entity or person in a single transaction or series of transactions.

Transferability

Generally, awards granted under the Plan are not transferable otherwise than by will or pursuant to the laws of descent and distribution. NQSOs, however, may be transferred to a participant’s spouse, children or grandchildren, to a trust for the benefit of the participant or the participant’s spouse, children or grandchildren or to an entity which is at least 80% owned by a participant or the participant’s spouse, children or grandchildren.

Amendment and Termination

The Board of Directors may terminate or amend the Plan at any time or from time to time without stockholder approval, including amendments that enlarge the type and value of benefits available under the Plan. However, the Board of Directors may not, without stockholder approval, increase the maximum number of shares that may be issued under the Plan (except for appropriate adjustments as stated below), and may not make amendments required to be approved by stockholders pursuant to federal income tax or securities laws.

Adjustment of Number of Shares

If the Company shall at any time change the number of issued shares of Class A Common Stock without new consideration to the Company (such as by stock dividends or stock splits), the total number of shares reserved for issuance under this Plan and the number of shares covered by each outstanding benefit shall be adjusted so that the aggregate consideration payable to the Company, if any, and the value of each such benefit shall not be changed. Benefits may also contain provisions for their continuation or for other equitable adjustments after changes in the Class A Common Stock resulting from reorganization, sale, merger, consolidation, issuance of stock rights or warrants, or similar occurrence.

Federal Tax Consequences

Tax consequences of the awards that may be granted under the Plan are described below.

Options. A participant will not realize any income at the time an option is granted, nor will the Company be entitled to a deduction at that time.

Upon exercise of a NQSO, the participant will recognize ordinary income: in an amount equal to the difference between the option price and the fair market value of the shares purchased. The Company is generally entitled to a tax deduction in an amount equal to the amount of ordinary income realized by the participant. Upon the sale of the stock received on exercise, any appreciation or depreciation will generally qualify as capital gain or loss.

Upon exercise of an ISO, the participant will not recognize any income; but the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price is an item of tax preference subject to the alternative minimum tax. The Company will not be entitled to a deduction upon the exercise of an ISO. If shares purchased pursuant to the exercise of an ISO are sold within two years from the date of grant or within one year after the transfer of such shares to the Participant, however, the gain realized upon the sale (up to the difference between the fair market value of the shares at the time of exercise and the exercise price) will be considered ordinary income to the participant and the Company will be entitled to a corresponding deduction. Upon any other disposition, the gain represented by the difference between the sales proceeds and the exercise price will be taxed as a capital gain.

Except in the case of a disposition following the death of a participant and certain other very limited exceptions, if the stock acquired pursuant to an ISO is not held for the minimum periods described above, the excess of the fair market value of the stock at the time of exercise over the amount paid for the stock generally will be taxed as ordinary income to the participant in the year of disposition. The Company is generally entitled to a deduction for federal income tax purposes at the time, and in the amount in which income is taxed to the participant as ordinary income by reason of the sale of stock acquired upon the exercise of an ISO.

Restricted Stock. Generally, a participant who receives a restricted stock award will be taxed at ordinary income rates on the value of the vested portion of such award in the year in which such portion vests, and the Company will be entitled to take a deduction at that time in the same amount. If the participant makes an effective election under Section 83(b) of the Code, the participant will, upon receipt of the stock, realize ordinary income in an amount equal to the stock’s fair market value, and such income will be subject to employment tax withholding. The Company will have a corresponding deduction.

Performance Awards and Stock Units. A participant will not realize any income, nor will the Company be entitled to a deduction, at the time a Performance Award or Stock Unit is granted. A participant will realize income as a result of a Performance Award or Stock Unit at the time the award is issued or paid. The amount of income realized by the participant will be equal to the fair market value of the shares on the date of issuance, in the case of a stock award, or the amount of cash paid, in the event of a cash award. The Company will be entitled to a tax deduction equal to the income realized in the year of such issuance or payment.

New Plan Benefits

In view of the discretionary authority vested in the Administrator under the plan and because the benefits under the Plan will depend on the fair market value of our stock at various times, it is not possible to estimate the number of shares that will be granted or awarded, or to determine the value of the benefits that will be received, by our directors, executive officers or other employees under the Plan if it is approved by the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE K-V

PHARMACEUTICAL COMPANY LONG-TERM INCENTIVE PLAN.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the stockholders of the Company are being provided with the opportunity to vote on an advisory resolution to approve the fiscal 2011 compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including in the Compensation Discussion and Analysis section (“CD&A”), Compensation tables and accompanying narrative). Item 402 of Regulation S-K is the SEC regulation that sets forth what companies must include in their CD&A and compensation tables. The Compensation Committee and the Board values the opinions expressed by our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

As described in the CD&A section of this proxy statement, the Company believes that the quality, ability, and commitment of the named executive officers are significant factors contributing to the proper leadership of K-V Pharmaceutical Company and driving stockholder value for the Company. Accordingly, the executive compensation programs are designed to:

•	attract, retain, and motivate qualified talent;

•	motivate executives to improve the overall performance of the Company and reward executives when the Company achieves specific measurable results;

•	encourage accountability by determining salaries and incentive awards based on the Company’s collective performance and contribution;

•	ensure compensation levels are externally competitive and create internal pay equity among executives; and

•	align our executives’ long-term interests with those of our stockholders.

Stockholders are urged to read the CD&A section, which more thoroughly discusses how the compensation policies and procedures implement the Company’s compensation philosophy. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing the Company’s compensation philosophy and in achieving its goals.

Stockholders have the opportunity to vote “FOR,” “AGAINST,” or “ABSTAIN” on the following advisory resolution relating to the executive compensation of our named executive officers as disclosed in this proxy statement:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement, is hereby approved.”

This vote is not intended to address a specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices as described in this proxy statement. The affirmative vote of holders of a majority of the aggregate voting power of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, present in person or represented by proxy at a meeting of stockholders and entitled to vote on the matter will be considered approval by the stockholders of the advisory resolution on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

PROPOSAL 4—FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, stockholders of the Company are being provided with the opportunity to cast an advisory vote on whether the non-binding advisory vote to approve the compensation of the named executive officers should occur every one, two, or three years. After careful consideration of this agenda item, the Board has determined that an annual advisory vote on executive compensation is most appropriate for the Company at this time and demonstrates our commitment to good corporate governance.

While the results of voting on this item are advisory, the Board values the opinions of our stockholders and will take the results of this vote into account when determining the frequency of an advisory vote on executive compensation. The alternative on frequency of future advisory votes on executive compensation (every one, two or three years) that receives the greatest aggregate number of votes of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, present in person or represented by proxy at a meeting of stockholders and entitled to vote on the matter, will be considered by the Nominating and Corporate Governance Committee and the Board as our stockholders advice on the frequency issues.

You may cast your vote by specifying one of the following four options on the accompanying proxy card: “1 year,” “2 years,” “3 years,” or “Abstain.” You are not voting to approve or disapprove the Board’s recommendation.

THE BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS VOTE “1 YEAR” ON THE

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE

COMPENSATION.

PROPOSAL 5—RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected BDO USA, LLP (“BDO”) as our independent registered public accounting firm to audit the consolidated financial statements of our Company for the current fiscal year ending March 31, 2012.

A proposal will be presented at the 2011 Annual Meeting to ratify the selection of BDO to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2011. One or more of the representatives of that firm are expected to be present at the 2011 Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so. Neither our By-Laws, as amended, nor our other governing documents or law require stockholder ratification of the selection of BDO to serve as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of BDO to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain BDO. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our Company and its stockholders.

The Audit Committee and our Company have policies in place to ensure that its independent registered public accounting firm is only engaged to provide other permitted services when it is believed that such firm is the most qualified service provider, and the services do not conflict with the role of our independent registered public accounting firm as our independent registered public accounting firm. We do not at this time intend to engage our independent registered public accounting firm for fiscal year 2012 for any services that are not audit or tax related. The Audit Committee and our Company also have policies in place covering rotation of key audit personnel and a prohibition on hiring personnel who have been engaged on our audit.

The affirmative vote of holders of a majority of the aggregate voting power of the shares of Class A Common Stock and Class B Common Stock, voting together as a single class, present in person or represented by proxy at the 2011 Annual Meeting and entitled to vote on the matter will be required to ratify the selection of BDO to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2012.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE

SELECTION OF BDO USA, LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM.

CHANGES IN PRINCIPAL ACCOUNTING FIRM

Resignation of KPMG

On June 25, 2010, KPMG LLP (“KPMG”) notified the Company that it had resigned from its engagement as the Company’s principal accountant. KPMG’s resignation was not recommended or approved by the Audit Committee.

During the Company’s two most recent fiscal years in the period ended March 31, 2011: (1) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report; and (2) no reportable events (as described under Item 304(a)(i)(v) of Regulation S-K of the Exchange Act) have occurred, except as described below with respect to the material weaknesses reported by KPMG.

The audit report of KPMG on the consolidated financial statements of the Company and its subsidiaries as of and for the year ended March 31, 2009 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles except as follows:

KPMG’s report on the consolidated financial statements of the Company and subsidiaries as of and for the year ended March 31, 2009 contained a separate paragraph stating that “As discussed in Note 3 to the consolidated financial statements, the Company has suspended the shipment of all products manufactured by the Company and must comply with a consent decree with the FDA before approved products can be reintroduced to the market. Significant negative impacts on operating results and cash flows from these actions including the potential inability of the Company to raise capital; suspension of manufacturing; significant uncertainties related to litigation and governmental inquiries; and debt covenant violations raise substantial doubt about the Company’s ability to continue as a going concern.”

The audit report of KPMG on the effectiveness of internal control over financial reporting as of March 31, 2009 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG’s report indicates that the Company did not maintain effective internal control over financial reporting as of March 31, 2009 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states “Material weaknesses have been identified and included in management’s assessment in the areas of entity-level controls (control awareness, personnel, identification and addressing risks, monitoring of controls, remediation of deficiencies and communication of information), financial statement preparation and review procedures (manual journal entries, account reconciliations, spreadsheets, customer and supplier agreements, stock-based compensation, Medicaid rebates and income taxes) and the application of accounting principles (inventories, property and equipment, employee compensation, reserves for sales allowances and financing transactions).

As of the date of their resignation, KPMG had not completed the audit of the consolidated financial statements and the effectiveness of the internal controls over financial reporting of the Company as of and for the year ended March 31, 2010. KPMG had informed the Audit Committee prior to the date of their resignation that upon completion of their audit of the consolidated financial statements as of and for the year ended March 31, 2010 they expected their audit report would contain a separate paragraph expressing substantial doubt about the Company’s ability to continue as a going concern and their report on internal controls over financial reporting would indicate that the Company did not maintain effective internal control over financial reporting as of March 31, 2010 because of the effect of material weaknesses reported as of March 31, 2009 that had not been remediated.

The Company disclosed the matters above in a Current Report on Form 8-K filed with the SEC on July 1, 2010. The Company also provided a copy of that report to KPMG and requested that KPMG furnish the Company a letter addressed to the SEC stating whether it agreed with the statements in the report. The Company received a response letter from KPMG and filed it as an exhibit to its Current Report on Form 8-K filed with the SEC on July 13, 2010.

Engagement of BDO USA, LLP

On August 3, 2010, the Audit Committee engaged BDO USA, LLP as the Company’s independent registered accountant to audit the Company’s consolidated financial statements, succeeding KPMG.

During the Company’s two most recent fiscal years, prior to engaging BDO, neither the Company nor, to the best of the Company’s knowledge, anyone acting on the Company’s behalf, consulted BDO regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and either a written report was provided to the Company or oral advice was provided that BDO concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K promulgated under the Exchange Act, and the related instructions to that Item) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

AUDIT FEES

The following table sets forth the amount of audit fees, audit-related fees, tax fees and all other fees billed by BDO USA, LLP, our current independent registered public accounting firm, during the fiscal year ended March 31, 2011, and by KPMG LLP, our independent registered public accounting firm for the fiscal year ended March 31, 2009 (which were incurred during the fiscal year ended March 31, 2010), respectively:

	March 31, 2011	March 31, 2010
Audit Fees (1)	$631,075	$1,265,843
Audit-Related Fees	—	—

Total Fees	$631,075	$1,265,843

(1)	Includes fees for professional services rendered in connection with the audit of our consolidated financial statements and internal control over financial reporting and the review of consolidated financial statements included in our quarterly reports for the related annual period.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services provided to the Company by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to a particular year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the Committee at its next scheduled meeting.

The Audit Committee approved all audit and non-audit services provided by the independent registered public accounting firm for the fiscal years ended March 31, 2010 and 2011. The Audit Committee, after review and discussion with BDO USA, LLP of our pre-approval policies and procedures, determined that the provision of these services in accordance with such policies and procedures was compatible with maintaining BDO USA, LLP’s independence.

AUDIT COMMITTEE REPORT

In fulfilling its oversight responsibilities with respect to the consolidated financial statements for the fiscal year ended March 31, 2011, the Audit Committee, among other things, has:

(a)	reviewed and discussed with management our Company’s consolidated audited financial statements as of and for the fiscal year ended March 31, 2011, including a discussion of the quality and acceptability of our financial reporting and internal controls;

(b)	discussed with our independent registered public accounting firm who is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles, its judgment as to the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments and estimates and such other matters as are required to be discussed with the Audit Committee under professional standards, including Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended;

(c)	received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with audit committee concerning independence and has discussed with the independent registered public accounting firm such firm’s independence; and

(d)	discussed with our internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits.

The Audit Committee met with our internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011.

Respectfully submitted,

The Audit Committee of the Board of Directors of K-V Pharmaceutical Company

Mark A. Dow, Chairman
Joseph D. Lehrer, Member
Ana I. Stancic, Member

The information contained in the Audit Committee Report in this proxy statement is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, and will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate it by reference into such a filing.

ANNUAL REPORT

Our 2011 Form 10-K accompanies this notice of annual meeting and proxy statement.

FUTURE PROPOSALS OF SECURITY HOLDERS

Stockholders who intend to submit a proposal at the next Annual Meeting of Stockholders and desire that such proposal be included in the proxy materials for such meeting must follow the procedures prescribed under the SEC proxy rules and regulations (including Rule 14a–8 under the Exchange Act) for such proposal to be eligible for inclusion in the proxy materials. In order to be considered for inclusion in the proxy statement for the 2012 annual meeting of stockholders, a written proposal must be received at our principal executive offices on or before March 28, 2012. Stockholders that intend to submit a proposal at the next Annual Meeting of Stockholders, but do not intend to request the inclusion of the proposal in the Company’s proxy materials for such meeting must deliver the proposal to the Company no later than June 11, 2012. Upon receipt of any stockholder proposal, we will determine whether or not to include such proposal in the proxy materials in accordance with the SEC proxy rules and regulations. Nothing in this paragraph shall be deemed to require us to include in our proxy materials relating to the next Annual Meeting any stockholder proposal which may be omitted from our proxy materials under applicable SEC proxy rules and regulations.

All proposals should be addressed to the Secretary at One Corporate Woods Drive, Bridgeton, Missouri 63044.

COMMUNICATION WITH THE BOARD OF DIRECTORS

A stockholder or interested party who wishes to communicate with the Board of Directors, specific individual directors or the non-management directors as a group may do so by directing a written request addressed to such director(s) in care of our Secretary at One Corporate Woods Drive, Bridgeton, Missouri 63044 (or via e-mail through our Internet website at http://www.kvpharmaceutical.com) Such communication will be forwarded to the intended director, group of directors or the entire Board of Directors, as the case may be, with the Secretary having the authority to discard inappropriate communications.

HOUSEHOLDING OF MATERIALS

In some instances, only one copy of the Notice of Internet Availability of Proxy Materials was delivered to multiple stockholders sharing an address, unless we have received instructions from one or more of the stockholders to continue to deliver multiple copies. We will deliver promptly upon oral or written request a separate copy of any requested materials to a stockholder at a shared address to which a single copy of the documents was delivered. If you wish to (1) receive a separate copy of our Notice of Internet Availability of Proxy Materials or other proxy documents, (2) receive separate copies of Notice of Internet Availability of Proxy Materials or other proxy documents in the future, or (3) receive only a single copy of our Notice of Internet Availability of Proxy Materials or other proxy documents in future, you may call us at (314) 645–6600 or send a written request to the Secretary at One Corporate Woods Drive, Bridgeton, Missouri 63044.

OTHER BUSINESS

The Board of Directors knows of no business to be brought before the 2011 Annual Meeting other than as set forth above. If other matters properly come before the 2011 Annual Meeting, it is the intention of the persons named in the solicited proxy to vote the proxy thereon in accordance with the judgment of such persons.

A copy of our 2011 Form 10-K, as filed with the SEC (including related financial statements and schedules), is available to stockholders, without charge, upon written request to the Secretary, K-V Pharmaceutical Company, One Corporate Woods Drive, Bridgeton, Missouri 63044. Stockholders may also access the Form 10-K and our other filings with the SEC through our Internet website http://www.kypharmaceutical.com.

By Order of the Board of Directors

/s/ Patrick J. Christmas
Patrick J. Christmas
Secretary

Bridgeton, Missouri

July 26, 2011

Exhibit A

K-V PHARMACEUTICAL COMPANY

LONG-TERM INCENTIVE STOCK PLAN

1. Purpose. The purpose of the K-V Pharmaceutical Company (“Corporation”) Long-Term Incentive Stock Plan (“Plan”) is to encourage officers, key employees, service providers and directors of the Corporation and any subsidiaries of the Corporation, to acquire Class A Common Stock of the Corporation or to receive monetary payments based on the value of such stock or based upon achieving certain goals on a basis mutually advantageous to such individuals and the Corporation and thus provide an incentive to contribute to the success of the Corporation and align the interests of officers, key employees, service providers and directors with the interests of the shareholders of the Corporation.

2. Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors or such other committee of two or more directors, which the Board of Directors shall appoint (“Administrator”). The directors appointed to the committee shall be “disinterested persons” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“1934 Act”), or any successor regulations.

The authority to select persons eligible to participate in the Plan (“Participants”), to grant Awards (as defined in Section 5 below) in accordance with the Plan, and to establish the timing, pricing, amount and other terms and conditions of such grants (which need not be uniform with respect to the various Participants or with respect to different grants to the same Participant), may be exercised by the Administrator in its sole discretion.

Subject to the provisions of the Plan, the Administrator shall have exclusive authority to interpret and administer the Plan, to establish appropriate rules relating to the Plan, to delegate some or all of its authority under the Plan and to take all such steps and make all such determinations in connection with the Plan and the Awards granted pursuant to the Plan as it may deem necessary or advisable.

The Board of Directors in its discretion may delegate and assign specified duties and authority of the Administrator to any other committee and retain the other duties and authority of the Administrator to itself. Also, the Board of Directors in its discretion may appoint a separate committee of outside directors to make awards that satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

3. Shares Reserved Under the Plan. Subject to the provisions of Section 12 (relating to adjustment for changes in capital stock) the maximum number of shares of Class A Common Stock that may be issued under this Plan in the aggregate is 4,000,000, which may be authorized but unissued or treasury shares, including shares reacquired by the Corporation such as shares purchased in the open market or in private transactions.

As used in this Section 3, the term “Plan Maximum” shall refer to the number of shares of Class A Common Stock of the Corporation that are available for grant of Awards pursuant to the Plan. Stock underlying outstanding options, stock appreciation rights or performance awards will reduce the Plan Maximum while such options, stock appreciation rights or performance awards are outstanding. Shares underlying expired, canceled or forfeited options, stock appreciation rights or performance awards shall be added back to the Plan Maximum. When the exercise price of stock options is paid by delivery of shares of Class A Common Stock of the Corporation, or if the Administrator approves the withholding of shares from a distribution in payment of the exercise price, the Plan Maximum shall be reduced by the net (rather than the gross) number of shares issued pursuant to such exercise, regardless of the number of shares surrendered or withheld in payment. If the Administrator approves the payment of cash to an optionee equal to the difference between the fair market value and the exercise price of stock subject to an option, or if a stock appreciation right is exercised for cash or a performance award is paid in cash the Plan Maximum shall be increased by the number of shares with respect to which such payment applies. Restricted stock issued pursuant to the Plan will reduce the Plan Maximum while outstanding even while subject to restrictions. Shares of restricted stock shall be added back to the Plan Maximum if such restricted stock is forfeited.

Notwithstanding the above, the maximum number of shares subject to stock options that may be awarded in any calendar year to any individual shall not exceed 100,000 shares (as adjusted in accordance with Section 12).

4. Participants. Participants will consist of such officers, key employees, service providers and directors of the Corporation or any subsidiary of the Corporation as the Administrator in its sole discretion shall determine. Designation of a Participant in any year shall not require the Administrator to designate such person to receive an Award in any other year or to receive the same type or amount of Award as granted to the Participant in any other year or as granted to any other Participant in any year. The Administrator shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards.

5. Types of Awards. The following Awards may be granted under the Plan: (a) stock appreciation rights (“SARs”); (b) restricted stock (“Restricted Stock”); (c) performance awards (“Performance Awards”); (d) incentive stock options (“ISOs”); (e) nonqualified stock options (“NQSOs”); and (f) Stock Units, all as described below (“Awards”).

The Administrator may (a) grant Awards in the alternative so that acceptance of or exercise of one Award cancels the right of a Participant to another and (b) grant Awards in any combination or combinations and subject to any condition or conditions consistent with the terms of the Plan that the Administrator in its sole discretion shall determine.

6. Stock Appreciation Rights. A SAR is the right to receive all or a portion of the difference between the fair market value of a share of Common Stock at the time of exercise of the SAR and the exercise price of the SAR established by the Administrator, subject to such terms and conditions set forth in a SAR agreement as may be established by the Administrator in its sole discretion. At the discretion of the Administrator, SARs may be exercised (a) in lieu of exercise of an option, (b) in conjunction with the exercise of an option, (c) upon lapse of an option, (d) independent of an option or (e) each of the above in connection with a previously awarded option under the Plan. If the option referred to in clause (a), (b) or (c) above qualified as an ISO pursuant to Section 422 of the Code, the related SAR shall comply with the applicable provisions of the Code and the regulations issued thereunder. At the time of grant, the Administrator may establish, in its sole discretion, a maximum amount per share which will be payable upon exercise of a SAR, and may impose conditions on exercise of a SAR. At the discretion of the Administrator, payment for SARs may be made in cash or shares of Class A Common Stock or Class B Common Stock of the Corporation, or in a combination thereof. SARs will be exercisable not later than ten years after the date they are granted and will expire in accordance with the terms established by the Administrator.

7. Restricted Stock. Restricted Stock is Class A Common Stock of the Corporation issued or transferred under the Plan (other than upon exercise of stock options or as Performance Awards) at any purchase price less than the fair market value thereof on the date of issuance or transfer, or as a bonus, subject to such terms and conditions set forth in a Restricted Stock agreement as may be established by the Administrator in its sole discretion. In the case of any Restricted Stock:

(a) The purchase price, if any, will be determined by the Administrator.

(b) The period of restriction shall be established by the Administrator for any grants of Restricted Stock.

(c) Restricted Stock may be subject to: (i) restrictions on the sale or other disposition thereof; (ii) rights of the Corporation to reacquire such Restricted Stock at the purchase price, if any, originally paid therefor upon termination of the recipient’s employment within specified periods; (iii) representation by the recipient that he or she intends to acquire Restricted Stock for investment and not for resale; and (iv) such other restrictions, conditions and terms as the Administrator deems appropriate.

(d) The Participant shall be entitled to all dividends paid with respect to Restricted Stock during the period of restriction and shall not be required to return any such dividends to the Corporation in the event of the forfeiture of the Restricted Stock.

(e) The Participant shall be entitled to vote the Restricted Stock during the period of restriction.

(f) The Administrator shall determine whether Restricted Stock is to be delivered to the Participant with an appropriate legend imprinted on the certificate or if the shares are to be issued in the name of a nominee or deposited in escrow pending removal of the restrictions.

8. Performance Awards. Performance Awards are Class A Common Stock of the Corporation, monetary units or some combination thereof, to be issued without any payment therefor, in the event that certain performance goals established by the Administrator are achieved over a period of time designated by the Administrator, but not in any event more than five years. The goals established by the Administrator may include return on average total capital employed, earnings per share, increases in share price or such other goals as may be established by the Administrator. In the event the minimum corporate goal is not achieved at the conclusion of the period, no payment shall be made to the Participant. Actual payment of the Award earned shall be in cash or in Class A Common Stock of the Corporation or in a combination of both, as the Administrator in its sole discretion determines. If Common Stock of the Corporation is used, the Participant shall not have the right to vote and receive dividends until the goals are achieved and the actual shares are issued.

9. Incentive Stock Options. ISOs are stock options to purchase shares of Class A Common Stock at not less than 100% of the fair market value of the shares on the date the option is granted (110% if the optionee owns stock possessing more than 10% of the combined voting power of all owners of stock of the Corporation or a subsidiary), subject to such terms and conditions set forth in an option agreement as may be established by the Administrator in its sole discretion that conform to the requirements of Section 422 of the Code. Said purchase price may be paid (a) by check or (b) in the discretion of the Administrator, by the delivery of shares of Class A Common Stock or Class B Common Stock of the Corporation then owned by the Participant, or (c) in the discretion of the Administrator, by a combination of any of the foregoing, in the manner provided in the option agreement. The aggregate fair market value (determined as of the time an option is granted) of the stock with respect to which ISOs are exercisable for the first time by an optionee during any calendar year (under all option plans of the Corporation and its subsidiary corporations) shall not exceed $100,000 or such other maximum applicable to ISOs as may be in effect from time to time under the Code. ISOs shall be granted only to employees of the Corporation and its subsidiaries. The maximum term of an ISO shall be ten years from the date it was granted (five years if the optionee owns more than 10% of the total combined voting power of all classes of stock of the Corporation or a subsidiary). No ISO shall be awarded after the date preceding the tenth anniversary of the effective date of this Plan.

10. Nonqualified Stock Options. NQSOs are nonqualified stock options to purchase shares of Class A Common Stock at purchase prices established by the Administrator on the date the options are granted, subject to such terms and conditions set forth in an option agreement as may be established by the Administrator in its sole discretion. The purchase price may be paid (a) by check or (b) in the discretion of the Administrator, by the delivery of shares of Class A Common Stock or Class B Common Stock of the Corporation then owned by the Participant, or (c) in the discretion of the Administrator, by a combination of any of the foregoing, in the manner provided in the option agreement. NQSOs shall be exercisable no later than ten years after the date they are granted.

11. Stock Units. A Stock Unit represents the right to receive a share of Class A Common Stock from the Corporation at a designated time in the future, subject to such terms and conditions set forth in a Stock Unit agreement as may be established by the Administrator in its sole discretion. The Participant will not have the rights of a shareholder until receipt of the Class A Common Stock. The Administrator may in its discretion provide for payments in cash, or adjustment in the number of Stock Units, equivalent to the dividends the Participant would have received if the Participant had been the owner of shares of Class A Common Stock instead of the Stock Units.

12. Adjustment Provisions.

(a) If the Corporation shall at any time change the number of issued shares of Class A Common Stock without new consideration to the Corporation (such as by stock dividends or stock splits), the total number of shares reserved for issuance under this Plan and the number of shares covered by each outstanding Award shall be adjusted so that the aggregate consideration payable to the Corporation, if any, and the value of each such Award shall not be changed. Awards may also contain provisions for their continuation or for other equitable adjustments after changes in the Class A Common Stock resulting from reorganization, sale, merger, consolidation, issuance of stock rights or warrants, or similar occurrence.

(b) Notwithstanding any other provision of this Plan, and without affecting the number of shares reserved or available hereunder, the Board of Directors may authorize the issuance or assumption of Awards in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

13. Change in Control. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control (as defined below) of the Corporation, as defined below, all outstanding SARs, ISOs and NQSOs shall be immediately fully vested and exercisable and any restrictions on Restricted Stock issued under the Plan shall lapse. In the event the Company shall approve a Change in Control and appropriate provision is not made for the assumption of Awards by the resulting corporation as provided in Section 12 above, the unexercised portion of each Award then outstanding under the Plan shall terminate. The Administrator shall fix a date for the termination of the unexercised portion of any Award which is then outstanding, subject to approval of such date by the Board of Directors of the Company, which date shall be on or before consummation of the transaction contemplated by such Change in Control and not less than thirty days after written notice of such date is delivered to each Participant.

“Change in Control” means:

(a) the dissolution or liquidation of the Corporation;

(b) a reorganization, merger or consolidation of the Corporation with one or more corporations in which the Corporation is not the surviving corporation;

(c) a sale of substantially all of the assets of the Corporation; or

(c) the transfer of more than 80% of the then outstanding Class A and Class B Common Stock, on a combined basis, of the Corporation to another entity or person in a single transaction or series of transactions.

This definition of Change in Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Code.

14. Nontransferability. Each Award granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution; provided, however, NQSOs granted under the Plan may be transferred, without consideration, to a Permitted Transferee (as defined below). Awards granted under the Plan shall be exercisable, during the Participant’s lifetime, only by the Participant or a Permitted Transferee. In the event of the death of a Participant, exercise or payment shall be made only:

(a) By or to the Permitted Transferee, executor or administrator of the estate of the deceased Participant or the person or persons to whom the deceased Participant’s rights under the Award shall pass by will or the laws of descent and distribution; and

(b) To the extent that the deceased Participant or the Permitted Transferee, as the case may be, was entitled thereto at the date of his death.

For purposes of this Section 14, “Permitted Transferee” shall include (i) one or more members of the Participant’s family, (ii) one or more trusts for the benefit of the Participant and/or one or more members of the Participant’s family, or (iii) one or more partnerships (general or limited), corporations, limited liability companies or other entities in which the aggregate interests of the Participant and members of the Participant’s family exceed 80% of all interests. For this purpose, the Participant’s family shall include only the Participant’s spouse, children and grandchildren.

15. Taxes. The Corporation shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan after giving the person entitled to receive such payment or delivery notice as far in advance as practicable, and the Corporation may defer making payment or delivery as to any Award if any such tax is payable until indemnified to its satisfaction. The person entitled to any such delivery may, by notice to the Corporation at the time the requirement for such delivery is first established, elect to have such withholding satisfied by a reduction of the number of shares otherwise so deliverable, such reduction to be calculated based on a closing market price on the date of such notice.

16. Tenure. A Participant’s right, if any, to continue to serve the Corporation and its subsidiaries as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a Participant under the Plan.

17. Rules of Construction. The terms of the Plan shall be constructed in accordance with the laws of the State of Missouri; provided that the terms of the Plan as they relate to ISOs shall be construed first in accordance with the meaning under and in a manner that will result in the Plan satisfying the requirements of the provisions of the Code governing incentive stock options.

18. Duration, Amendment and Termination. No Award shall be granted more than ten years after the date of adoption of this Plan; provided, however, that the terms and conditions applicable to any Award granted within such period may thereafter be amended or modified by mutual agreement between the Corporation and the Participant or such other person as may then have an interest therein. Also, by mutual agreement between the Corporation and a Participant hereunder, stock options or other Awards may be granted to such Participant in substitution and exchange for, and in cancellation of, any Awards previously granted such Participant under this Plan.

The Board of Directors may amend the Plan from time to time or terminate the Plan at any time. However, no action authorized by this paragraph shall reduce the amount of any existing Award or change the terms and conditions thereof without the Participant’s consent. No amendment of the Plan shall, without approval of the stockholders of the Corporation, (a) increase the total number of shares which may be issued under the Plan or increase the amount or type of Awards that may be granted under the Plan; or (b) modify the requirements as to eligibility for Awards under the Plan.

19. Repricing. Without the prior approval of the Corporation’s stockholders, the Corporation will not effect a “repricing” (as defined below) of any stock options or other benefits granted under the terms of the Plan. For purposes of the immediately preceding sentence, a “repricing” shall be deemed to mean any of the following actions or any other action having the same effect: (a) the lowering of the purchase price of an option or other Award after it is granted; (b) the canceling of an option or other benefit in exchange for another option or Award at a time when the purchase price of the cancelled option or benefit exceeds the fair market value of the underlying stock (unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction); (c) the purchase of an option or other benefit for cash or other consideration at a time when the purchase price of the purchased option or Award exceeds the fair market value of the underlying stock (unless the purchase occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction); or (d) an action that is treated as a repricing under generally accepted accounting principles.

20. Effective Date. This Plan shall become effective as of the date it is adopted by the Board of Directors of the Corporation and approval by the holders of a majority of the outstanding voting power of the Corporation within twelve months before or after the adoption of the Plan by the Board of Directors.

The undersigned hereby certifies that this Plan was adopted by the Board of Directors of the Corporation at its meeting on June 28, 2011.

Patrick J. Christmas,

Secretary

		SAMPLE	Admission Ticket
K-V Pharmaceutical Company			C123456789

IMPORTANT ANNUAL MEETING INFORMATION		000004	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
	ENDORSEMENT_LINE _____________SACKPACK______________		000000000.000000 ext 000000000.000000 ext
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6			Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the internet or telephone must be received by 12:00 a.m., Central Daylight Savings Time, on September 8, 2011.

Vote by Internet
• Log on to the Internet and go to www.envisionreports.com/KV-A
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

2011 Annual Meeting Proxy Card

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2, 3 and 5 and every 1 YR for Proposal 4.

	For	Withhold		For	Withhold		For	Withhold
1. Election of Directors:*									+
01 - Robert E. Baldini	☐	☐	02 - Gregory S. Bentley	☐	☐	03 - Mark A. Dow	☐	☐

04 - David S. Hermelin	☐	☐	05 - Joseph D. Lehrer	☐	☐	06 - David Sidransky, M.D.	☐	☐

07 - Ana I. Stancic	☐	☐	* Each to hold office until the next Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified.

		For	Against	Abstain		For	Against	Abstain

2. Proposal to approve the K-V Pharmaceutical Company Long-Term Incentive Plan.		☐	☐	☐	3. Proposal to approve the advisory resolution on compensation of executive officers.	☐	☐	☐
	1 Yr	2 Yrs	3 Yrs	Abstain	5. Ratification of the selection of BDO USA, LLP to serve as the Company’s Independent registered public accounting firm for the fiscal year ending March 31, 2012.	For	Against	Abstain
4. Advisory vote on the approval of the frequency of shareholder votes on executive compensation.	☐	☐	☐	☐		☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.        Comments — Please print your comments below.

Meeting Attendance Mark the box to the right if you plan to attend the 2011 Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	C 1234567890 J N T 1 U P X 1 1 9 8 8 9 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

2011 Annual Meeting Admission Ticket

2011 Annual Meeting of	SAMPLE
K-V Pharmaceutical Company Shareholders

September 8, 2011 at 10:00 a.m. Central Daylight Savings Time

Sheraton Westport Chalet Hotel, Zurich Ballroom

191 Westport Plaza, St. Louis, Missouri 63146

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

Directions to the Sheraton Westport Chalet Hotel, 191 Westport Plaza, St. Louis, Missouri 63146

From Lambert-St. Louis International Airport

Take Interstate 70 West to I-270 South to Dorsett Road, Exit 17. Turn left on Dorsett Road. Turn right on Progress Parkway and continue straight ahead into Westport Plaza.

From North

Take Interstate 70 West to I-270 South to Dorsett Road, Exit 17. Turn left on Dorsett Road. Turn right on Progress Parkway and continue straight ahead into Westport Plaza.

From West

Take I-64/Route 40 East to I-270 North to Dorsett Road, Exit 17. Turn right on Dorsett Road, then turn right onto Progress Parkway. Continue straight ahead into Westport Plaza.

From South

Take I-55 North to I-270 West/North to Dorsett Road, Exit 17. Turn right on Dorsett Road, then turn right onto Progress Parkway. Continue straight ahead into Westport Plaza.

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

Proxy — K-V Pharmaceutical Company – Class      Common Stockholder

2011 Annual Meeting of Shareholders

Sheraton Westport Chalet Hotel, Zurich Ballroom

191 Westport Plaza, St. Louis, Missouri 63146

Proxy Solicited by Board of Directors for Annual Meeting – September 8, 2011

Patrick J. Christmas and Thomas S. McHugh, or any of them, each with the power to act without the other and with the power of substitution, are hereby appointed as proxies and are authorized to represent and vote all the shares that the undersigned is entitled to vote, with all the powers which the undersigned would possess if personally present, at the 2011 Annual Meeting of Stockholders of K-V Pharmaceutical Company to be held on September 8, 2011 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of Robert E. Baldini, Gregory S. Bentley, Mark A. Dow, David S. Hermelin, Joseph D. Lehrer, David Sidransky, M.D. and Ana I. Stancic as the directors of the Company to hold office until the next Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified, FOR Proposals 2, 3 and 5 and every 1 YR for Proposal 4. Should a nominee for director be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

In their discretion, the Proxies are authorized to vote upon such other business as may property come before the meeting.

(Items to be voted appear on reverse side.)